UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  AUGUST 8, 2024

ITERIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 S. Capital of Texas Hwy., Building 1, Suite 330 Austin, Texas	78746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (512) 716-0808

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	ITI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into Material Definitive Agreement

Agreement and Plan of Merger

On August 8, 2024, Iteris, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Almaviva S.p.A, an Italian Societá per azioni (“Parent”), and Pantheon Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides, among other things, and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent (the “Merger”).

At the effective time of the Merger (the “Effective Time”), and as a result of the Merger:

•	Each share of common stock, par value $0.10 per share, of the Company (each a “Share”) issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled or converted pursuant to Section 2.1(b) of the Merger Agreement or any Dissenting Shares (as defined in the Merger Agreement)) shall be converted automatically into the right to receive $7.20 per Share, payable to the holder in cash, without interest (the “Merger Consideration”);

•	Each option to purchase Shares (each a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically be cancelled and converted into the right to receive (without interest) an amount in cash (subject to any withholding of applicable Taxes) equal to the product of (x) the total number of Shares underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option;

•	Each outstanding award of Company restricted stock units (including deferred stock units) (“Company RSUs”) that at such time is subject solely to service-based vesting conditions shall become fully vested and shall, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash (subject to any withholding of applicable Taxes equal to (x) the total number of Shares underlying such award of Company RSUs, multiplied by (y) the Merger Consideration; and

•	Each outstanding award of Company performance-based restricted stock units (including deferred stock units) (“Company PSUs”) that at such time is subject to performance-based vesting conditions shall become vested as to the number of Shares subject to such Company PSUs that would become “Vesting Eligible PSUs” as of the Effective Time in accordance with the applicable award agreement (provided, that, (A) notwithstanding anything to the contrary contained in the applicable award agreement, the achievement percentage for any performance period that has commenced but is not yet completed or has not yet commenced as of the Effective Time shall be set at “target” (or 100%) performance, and (B) for the avoidance of doubt, the multiplier under any Company PSU that is to be determined by reference to the Company’s stock price or total stockholder return shall be determined based on actual performance for the performance period in accordance with the applicable award agreement), and shall, after giving effect to such vesting, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash (subject to any withholding of applicable Taxes equal to (x) the number of vested Shares underlying such Company PSUs, multiplied by (y) the Merger Consideration. Any Company PSUs that do not vest in accordance with the foregoing will be terminated as of the Effective Time for no consideration.

The board of directors of the Company (the “Board”) has, upon the terms and subject to the terms and conditions set forth in the Merger Agreement, unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company for its adoption and (iv) recommended that the Company’s stockholders adopt the Merger Agreement.

Assuming the satisfaction of the conditions set forth in the Merger Agreement, the Company expects the Merger to close in 2024. The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement at a stockholder meeting that will be held on a date, and at the time and place, to be announced when finalized.

The closing of the Merger is subject to various conditions, including (i) the adoption of the Merger Agreement by holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon (the “Company Stockholder Approval”); (ii) the absence of any order or law enjoining, restraining, or prohibiting the consummation of the Merger; (iii)  the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (iv) the accuracy of the representations and warranties contained in the Merger Agreement, subject to customary materiality qualifications, at and as of the date of the Merger Agreement and as of the closing of the Merger, and compliance in all material respects with the covenants and agreements contained in the Merger Agreement. In addition, the obligation of Parent and Merger Sub to consummate the Merger is subject to the absence, since the date of the Merger Agreement, of a Company Material Adverse Effect (as defined in the Merger Agreement). The closing of the Merger is not subject to a financing condition.

The Merger Agreement contains customary representations, warranties and covenants by the Company, including, among others, covenants by the Company to conduct its business in the ordinary course between the date of the Merger Agreement and the closing of the Merger, not to engage in certain kinds of material transactions during such period, to convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval and, subject to certain customary exceptions, for the Board to recommend that the stockholders adopt the Merger Agreement. The Merger Agreement also contains customary representations, warranties and covenants of Parent and Merger Sub, including, among others, covenants by Parent to use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of Parent’s committed debt financing in an amount sufficient to fund the satisfaction of all of Parent and Merger Sub’s obligations in connection with closing the Merger.

The Merger Agreement provides that the Company will not and will use its reasonable best efforts to cause its Representatives not to on behalf of the Company, directly or indirectly, (i) initiate, solicit or intentionally facilitate or intentionally encourage the submission of any Acquisition Proposal (as defined in the Merger Agreement) or any other proposal, offer, inquiry or request that would reasonably be expected to result in an Acquisition Proposal; (ii) knowingly engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in, an Acquisition Proposal, or furnish any non-public information regarding the Company or provide access to its properties to any third party ) relating to any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in, an Acquisition Proposal, or (iii) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the General Corporation Law of the State of Delaware, as amended.

Notwithstanding these limitations, if at any time following the date hereof and prior to the receipt of the Company Stockholder Approval, the Company receives a bona fide written Acquisition Proposal from a third party, which Acquisition Proposal did not result from a material breach of Section 5.3(a) of the Merger Agreement, and the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that (i) such Acquisition Proposal constitutes or would reasonably be expected to result in or lead to a Superior Proposal (as defined in the Merger Agreement), and (ii) the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company to the third party making such Acquisition Proposal and its representatives if, and only if, prior to furnishing such information, such third party has executed an Acceptable Confidentiality Agreement (as defined in the Merger Agreement), and (B) participate in discussions or negotiations with the third party making such Acquisition Proposal regarding such Acquisition Proposal; provided that any non-public information concerning the Company provided or made available to any third party will, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub prior to or concurrently with such disclosure to such third party, except to the extent providing Parent or Merger Sub with such information would violate any applicable Law.

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In addition, if the Company receives a bona fide written Acquisition Proposal that did not result from a material breach of the limitations above, and the Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, that (i) such Acquisition Proposal constitutes a Superior Proposal; (ii) the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law, then the Board may at any time prior to the Company Stockholder Approval, (i) effect a Change of Board Recommendation (as defined in the Merger Agreement) with respect to such Superior Proposal and/or (ii) terminate the Merger Agreement, subject to payment of the termination fee described below to Parent. Prior to taking such actions, the Company must provide Parent with at least four Business Days’ (as defined in the Merger Agreement) prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice must specify the material terms and conditions of the Acquisition Proposal and a copy of the available proposed transaction agreement to be entered into in respect of such Acquisition Proposal. To the extent Parent desires to negotiate, the Company is required to cause its legal and financial advisors to engage in good faith negotiations with Parent during the Notice Period regarding any adjustments to the terms and conditions of the Merger Agreement proposed in writing by Parent. Following the Notice Period, and after considering in good faith any adjustments and/or amendments proposed by Parent (including a change to the price terms thereof), the Board may terminate the Merger Agreement if it determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal continues or would continue to constitute a Superior Proposal if such Proposed Changed Terms (as defined in the Merger Agreement) were to be given effect, and the failure to take such action would reasonably likely be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law. In the event of any material revisions of such Superior Proposal offered in writing by the Third Party making such Superior Proposal, the Company is required to deliver a new written notice to Parent at which point the Notice Period shall be two Business Days with respect to any such revised Superior Proposal from the date of such new notice. Subject to similar provisions and requirements in the Merger Agreement, including a four-Business Day notice period, the Board may also effect a Change of Board Recommendation with respect to an Intervening Event (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights for the parties, including the right of either party, subject to specified limitations, to terminate the Merger Agreement if the Merger is not consummated by May 8, 2025 (the “Outside Date”).

The Merger Agreement provides that, in certain circumstances, including the termination of the Merger Agreement by the Company to accept a Superior Proposal, the termination of the Merger Agreement by Parent following a Change of Board Recommendation, and other customary circumstances, the Company would be required to pay Parent a termination fee of $10,900,000.

The above-description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and is incorporated into this Current Report on Form 8-K by reference in its entirety. The Merger Agreement has been attached as an exhibit to provide investors and stockholders of the Company with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and stockholders of the Company accordingly should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that the Company exchanged with Parent and Merger Sub in connection with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement that the Company will be filing in connection with the Merger, as well as in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Company has filed or may file with the Securities and Exchange Commission (the “SEC”).

3

Following the Effective Time, the Shares will be delisted from the Nasdaq Capital Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 8, 2024, the Company and J. Joseph Bergera, the Company’s Chief Executive Officer, entered into an Amendment to Employment Agreement (the agreement as amended, the “Bergera Agreement”) to, among other things, (i) remove the fixed term from the Bergera Agreement, (ii) incorporate a 280G “best pay” provision and (iii) confirm that Mr. Bergera will not have “good reason” under the terms of the Bergera Agreement solely as a result of the consummation of the Merger and the Company ceasing to be a publicly-traded company.

The foregoing description of the Bergera Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Bergera Agreement, copies of which will be filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ending September 30, 2024.

Item 7.01.	Regulation FD Disclosure

On August 8, 2024, the Company announced that they had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information in Item 7.01 of this report (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”).

* * *

About Iteris

Iteris, Inc. is a provider of smart mobility infrastructure management solutions. Iteris’ cloud-enabled solutions help public transportation agencies, municipalities, commercial entities and other transportation infrastructure providers monitor, visualize, and optimize mobility infrastructure to make mobility safe, efficient, and sustainable. As a pioneer in intelligent transportation systems technology, Iteris’ advanced detection sensors, mobility and traffic data, software-as-a-service offerings, and consulting services represent a comprehensive range of mobility infrastructure management solutions that serve customers in the United States and internationally. For more information about Iteris, please visit www.iteris.com.

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed merger involving Iteris, Inc. (“Iteris”), Pantheon Merger Sub Inc. (“Merger Subsidiary”), and Almaviva S.p.A (“Parent”). Iteris expects to seek, and intends to file with the SEC a proxy statement and other relevant documents in connection with a special meeting of the Iteris stockholders for purposes of obtaining, stockholder approval of the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of Iteris and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF ITERIS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ITERIS AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Iteris with the SEC at the SEC’s website at www.sec.gov or from Iteris at its website at https://iterisinc.gcs-web.com/financial-information/sec-filings.

Participants in the Solicitation

Iteris and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Iteris’ stockholders in connection with the proposed transaction will be set forth in Iteris’ definitive proxy statement for its stockholder meeting at which the proposed transaction will be submitted for approval by Iteris’ stockholders. You may also find additional information about Iteris’ directors and executive officers in Iteris’ Annual Report on Form 10-K for the fiscal year ended March 31, 2024, which was filed with the SEC on June 13, 2024 and amended on July 29, 2024, Iteris’ Definitive Proxy Statement for its 2023 annual meeting of stockholders, which was filed with the SEC on July 28, 2023, as supplemented by its Definitive Additional Materials for its 2023 annual meeting of stockholders, which was filed with the SEC on August 11, 2023, and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

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Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Iteris, Inc. (“Iteris”) or its management is discussing its beliefs, estimates or expectations. Such statements generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” “continues,” “may,” “plan,” “will,” “goal,” or similar expressions. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of our management about future events and are therefore subject to risks and uncertainties, many of which are outside Iteris’ control, which could cause actual results to differ materially from what is contained in such forward-looking statements as a result of various factors, including, without limitation: (1) the inability to consummate the proposed transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Agreement and Plan of Merger, the failure to obtain required regulatory approvals for the proposed transaction or the failure to satisfy the other conditions to the consummation of the proposed transaction; (2) the risk that the Merger Agreement may be terminated in circumstances requiring Iteris to pay a termination fee; (3) the risk that the proposed transaction disrupts Iteris’ current plans and operations or diverts management’s attention from its ongoing business; (4) the effect of the announcement of the proposed transaction on the ability of Iteris to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; (5) the effect of the announcement of the proposed transaction on Iteris’ operating results and business generally; (6) the significant costs, fees and expenses related to the proposed transaction; (7) the risk that Iteris’ stock price may decline significantly if the proposed transaction is not consummated; (8) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the proposed transaction and instituted against Iteris and/or its directors, executive officers or other related persons; (9) other factors that could affect Iteris’ business such as, without limitation, inflationary cost pressure in labor, supply chain, energy, and other expenses, disruptions resulting from deployment of systems, changing market conditions, competition and demand for services, the market acceptance of our products and services, competition, the impact of any current or future litigation, the impact of recent accounting pronouncements, the impacts of ongoing and new supply chain constraints, the status of our facilities and product development, reliance on key personnel, general economic conditions, including rising interest rates, the impact of any current or future volatility or instability in national or international political conditions, any shutdown of the United States federal government, future impacts of COVID-19 or other future pandemics, changes in governmental regulation, personnel or budgetary constraints or policies and political agendas, the availability of project funding or other project budget issues, and operational risks, including cybersecurity incidents, and (10) other risks to consummation of the proposed Merger, including the risk that the proposed Merger will not be consummated within the expected time or at all.

If the proposed transaction is consummated, Iteris’ stockholders will cease to have any equity interest in Iteris and will have no right to participate in its earnings and future growth. These and other factors are identified and described in more detail in Iteris’ Annual Report on Form 10-K for the year ended March 31, 2024 as well as Iteris’ subsequent filings and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on Iteris’ projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, Iteris undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

* * *

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Item 9.01.	Financial Statements and Exhibits

Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of August 8, 2024, by and among Iteris, Inc., Almaviva S.p.A and Pantheon Merger Sub Inc.*+
99.1	Press Release, dated August 8, 2024.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

*       Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

 +       Exhibits marked with a (+) exclude certain portions of the exhibit pursuant to Item 601(b)(2)(ii) of Regulation S-K. A copy of the omitted portions will be furnished to the SEC upon request.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITERIS, INC.

Date:	August 9, 2024	By:	/s/ KERRY A. SHIBA
Kerry A. Shiba
Senior Vice President and Chief Financial Officer, Treasurer, and Secretary

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Exhibit 2.1

Execution Version

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

AGREEMENT AND PLAN OF MERGER

by and among

ALMAVIVA S.p.A.,

PANTHEON MERGER SUB INC.,

and

ITERIS, INC.

Dated as of August 8, 2024

i

Article 4 Representations and Warranties of Parent and Merger Sub		30

4.1	Corporate Organization	30
4.2	Authority; Execution and Delivery; Enforceability	30
4.3	No Conflicts	31
4.4	Legal Proceedings	31
4.5	Financial Capacity	32
4.6	Proxy Statement	33
4.7	Ownership of Company Capital Stock	33
4.8	Solvency	33
4.9	Ownership of Merger Sub	33
4.10	No Stockholder and Management Arrangements.	33
4.11	Broker’s Fees	34
4.12	No Other Representations and Warranties	34

Article 5 Covenants		35

5.1	Conduct of Business by the Company Pending the Closing	35
5.2	Access to Information; Confidentiality; Employee Communication	38
5.3	No Solicitation	39
5.4	SEC Filings; Other Actions	43
5.5	Appropriate Action; Consents; Filings	45
5.6	Certain Notices	47
5.7	Public Announcements	47
5.8	Employee Benefit Matters	48
5.9	Indemnification	50
5.10	Parent Agreements Concerning Merger Sub	53
5.11	Takeover Statutes	53
5.12	Section 16 Matters	53
5.13	Stockholder Litigation	53
5.14	Stock Exchange Delisting	53
5.15	Parent Financing and Financing Cooperation	54
5.16	Company Financing Cooperation	55
5.17	FIRTPA Certificate	58
5.18	Resignations	58

Article 6 Conditions to Consummation of the Merger		59

6.1	Conditions to Obligations of Each Party under this Agreement	59
6.2	Conditions to Obligations of the Company under this Agreement	59
6.3	Conditions to Obligations of Parent and Merger Sub under this Agreement	59
6.4	Frustration of Closing Conditions	60

ii

Article 7 Termination, Amendment and Waiver		60

7.1	Termination	60
7.2	Effect of Termination	61
7.3	Company Termination Fee	62
7.4	Limitation on Recourse	63
7.5	Amendment	63
7.6	Waiver	63

Article 8 General Provisions		64

8.1	Non-Survival of Representations and Warranties	64
8.2	Fees and Expenses	64
8.3	Notices	64
8.4	Certain Definitions	65
8.5	Terms Defined Elsewhere	74
8.6	Headings	78
8.7	Severability	78
8.8	Entire Agreement	78
8.9	Assignment	78
8.10	No Third Party Beneficiaries	79
8.11	Mutual Drafting; Interpretation	79
8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	80
8.13	Counterparts	80
8.14	Specific Performance	81
8.15	Confidentiality	81
8.16	Financing Parties	81

Exhibit A	Form of Certificate of Incorporation of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 8, 2024 (this “Agreement”), is made by and among Almaviva S.p.A, an Italian Societá per azioni (“Parent”), Pantheon Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Iteris, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A.            The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which, except as otherwise provided in Section 2.1, each share of common stock, par value $0.10 per share, of the Company (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration.

B.            The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger.

C.            The Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent has delivered to Merger Sub and the Company a duly executed written consent by Merger Sub’s sole stockholder, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.

D.            The Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) recommended that the Company’s stockholders adopt this Agreement.

E.            Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

Article 1
The Merger

1.1           The Merger.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and an indirect wholly owned Subsidiary of Parent. The Merger shall be effected pursuant to the applicable provisions of the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, by virtue of the Merger and without necessity of further action by the Company or any other person, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

(b)            At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9). The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the form of the bylaws of the Surviving Corporation as of the Effective Time, and shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9).

(c)            At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)            If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation.

1.2           Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at (a) 8:00 a.m., Eastern Time, on the fourth Business Day after satisfaction or valid waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), via electronic exchange of signature pages unless another time, date or place is agreed to in writing by the parties hereto; provided, that, in no event shall the Closing occur prior to the first Business Day that is at least 75 days following the date of this Agreement (the “Inside Date”), unless otherwise consented to in writing by Parent and Merger Sub or (b) at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date”. On the Closing Date, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the applicable provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

Article 2
Conversion of Securities IN THE MERGER

2.1           Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)            Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Section 2.1(b) or Dissenting Shares (which, with respect to the Dissenting Shares, shall only have those rights set forth in Section 2.3), shall be converted automatically into the right to receive $7.20 per Share (the “Merger Consideration”), payable to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

(b)            Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held by the Company as treasury stock or held directly by Parent or Merger Sub (or any direct or indirect wholly owned Subsidiaries of Parent or Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c)            Merger Sub Equity Interests. All outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates, if any, representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

2.2            Payment for Securities; Surrender of Certificates.

(a)            Paying Agent. At or prior to the Effective Time, Parent shall designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this Article 2 (the “Paying Agent”). Subject to the occurrence of the Closing, Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. Before or on the Closing Date, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1(a), Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares in accordance with this Article 2; provided that (i) any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares, and (iii) following any such losses or events that result in the funds deposited with the Paying Agent to become not immediately available or that result in the amount of funds deposited with the Paying Agent in being insufficient to promptly pay the portion of the aggregate Merger Consideration, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Shares to the extent of such insufficiency. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b)            Procedures for Surrender.

(i)            Certificates. As soon as practicable after the Effective Time (and in no event later than two Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the Paying Agent or such other agent, in accordance with the letter of transmittal and instructions, shall transmit to the holder of such Certificates the Merger Consideration for each Share formerly represented by such Certificates (without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

(ii)            Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than two Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares so surrendered shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

(c)            Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided, and in accordance with the procedures set forth, in this Agreement.

(d)            Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar applicable Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective Affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(e)            Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL with respect to such Dissenting Shares. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Certificates or Book-Entry Shares that formerly evidenced such Shares in the manner provided in Section 2.2. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands for appraisal. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or compromise, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or otherwise agree to do any of the foregoing. For purposes of this Section 2.3, “participate” means that Parent shall be kept apprised of the proposed material strategy and other material decisions with respect to demands for appraisal pursuant to Section 262 of the DGCL in respect of Dissenting Shares (to the extent that the maintenance by the Company of the attorney-client or other applicable legal privilege is not (or could not reasonably be expected to be) jeopardized or otherwise affected in any respect), and Parent may offer comments or suggestions with respect to such demands (which the Company shall consider in good faith) but shall not be afforded any decision-making power or other authority over such demands, except with respect to the provision of its consent to any payment, settlement or compromise set forth above prior to the Effective Time.

2.4            Treatment of Options, Restricted Stock Units, Performance Stock Units and Employee Stock Purchase Plan.

(a)            Treatment of Options. At the Effective Time, each option to purchase Shares (each a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash (subject to any withholding of Taxes required by applicable Law as provided in Section 2.4(c)) equal to the product of (x) the total number of Shares underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled for no consideration.

(b)            Treatment of Restricted Stock Units and Performance Stock Units. At the Effective Time, (i) each outstanding award of Company restricted stock units (including deferred stock units) (“Company RSUs”) that at such time is subject solely to service-based vesting conditions shall become fully vested and shall, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash (subject to any withholding of Taxes required by applicable Law as provided in Section 2.4(c)) equal to (x) the total number of Shares underlying such award of Company RSUs, multiplied by (y) the Merger Consideration, and (ii) each outstanding award of Company performance-based restricted stock units (including deferred stock units) (“Company PSUs”) that at such time is subject to performance-based vesting conditions shall become vested as to the number of Shares subject to such Company PSUs that would become “Vesting Eligible PSUs” as of the Effective Time in accordance with the applicable award agreement (provided, that, (A) notwithstanding anything to the contrary contained in the applicable award agreement, the achievement percentage for any performance period that has commenced but is not yet completed or has not yet commenced as of the Effective Time shall be set at “target” (or 100%) performance, and (B) for the avoidance of doubt, the multiplier under any Company PSU that is to be determined by reference to the Company’s stock price or total stockholder return shall be determined based on actual performance for the performance period in accordance with the applicable award agreement), and shall, after giving effect to such vesting, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash (subject to any withholding of Taxes required by applicable Law as provided in Section 2.4(c)) equal to (x) the number of vested Shares underlying such Company PSUs, multiplied by (y) the Merger Consideration. Any Company PSUs that do not vest in accordance with the foregoing will be terminated as of the Effective Time for no consideration.

(c)            Payment by Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Options, Company RSUs and Company PSUs the amounts described in Section 2.4(a) and Section 2.4(b), less Taxes required to be withheld with respect to such payments, as soon as practicable following the Closing Date, through the Surviving Corporation’s payroll system, but not later than five Business Days following the Closing Date. Notwithstanding the foregoing, to the extent that any amounts payable under this Section 2.4 relate to a Company RSU or Company PSU that is nonqualified deferred compensation subject to Section 409A of the Code, Parent or the Surviving Corporation shall pay such amounts as provided under the terms of the Company Deferred Compensation Plan and any applicable deferral election or agreement relating to such Company RSU or PSU, as applicable, and that will not trigger a Tax or penalty under Section 409A of the Code (after taking into account actions taken under Treas. Reg. 1-409A-3(j)(4)(ix)).

(d)            Company ESPP. The Company Board (or, if appropriate, the committee administering the Company’s Employee Stock Purchase Plan (the “Company ESPP”)) will take all actions reasonably necessary with respect to the Company ESPP to provide that (A) except for the offering periods under the Company ESPP in effect on the date hereof (the “Final Offering Periods”), no new offering period will commence following the date hereof unless and until this Agreement is terminated; and (B) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on date of this Agreement. If the Effective Time occurs: (i) during one or more of the Final Offering Periods, (A) the final exercise date(s) under the Company ESPP shall be such date as the Company determines in its sole discretion (provided that such date shall be no later than the date that is five days prior to the Effective Time) (the “Final Exercise Date”), and (B) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole Shares in accordance with the terms of the Company ESPP as of the Final Exercise Date, which Shares, to the extent outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.1(a); or (ii) after the end of the Final Offering Period(s), all amounts allocated to each participant’s account under the Company ESPP at the end of such Final Offering Periods shall thereupon be used to purchase whole Shares under the terms of the Company ESPP for such offering period, which Shares, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.1(a). As promptly as practicable following the purchase of Shares in accordance with the foregoing clauses (i) or (ii), the Company (or the Surviving Corporation) shall return to each participant the funds, if any, that remain in such participant’s account after such purchase.

(e)            Termination of Company Equity Plans. As of the Effective Time, (i) the Company’s 2016 Omnibus Incentive Plan (the “2016 Plan”), (ii) the Company ESPP, and (iii) the Company’s 2007 Omnibus Incentive Plan, each as amended from time to time (collectively, the “Company Equity Plans”) shall be terminated and no further Shares, Company Options, Company RSUs, Company PSUs, other Equity Interests in the Company or other rights with respect to Shares shall be granted thereunder. Following the Effective Time, no such Company Option, Company RSU, Company PSU, Equity Interest or other right that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Option, Company RSU, Company PSU, Equity Interest or other right shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.4 (or Section 2.1(a), if applicable).

(f)            Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using commercially reasonable efforts to obtain any required consents) to effect the transactions described in this Section 2.4, which shall apply notwithstanding any award or similar agreement.

2.5            Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent (each, a “Payor”), as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (including pursuant to Article 2) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law; provided, however, that except as required (i) in connection with compensation for services, or (ii) as a result of the failure by a holder of Shares to deliver timely to the Paying Agent a duly completed and executed IRS Form W-9 or IRS Form W-8, as applicable and to the extent required, establishing a complete exemption from U.S. backup withholding, the applicable Payor shall use reasonable best efforts to consult with the Company at least five Business Days prior to Closing regarding the withholding of any amounts hereunder, and shall reasonably cooperate to reduce or eliminate such withholding or deduction. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.6            Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares, any change in the number of securities or instruments that are convertible, exchangeable or exercisable into or for Shares or any change in the number of Shares into or for which any securities or instruments are convertible, exchangeable or exercisable shall occur, in each case, as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to Section 5.1.

Article 3
Representations and Warranties of the Company

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) concurrently with the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided that disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other section or subsection of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is readily apparent that such disclosure relates to such other section or subsection), and (b) as otherwise disclosed or identified in the Company SEC Documents filed and publicly available at least two days prior to the date hereof, other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents but including any historical or factual matters disclosed in such sections (provided that this clause (b) shall not apply to any of the representations and warranties set forth in Section 3.2(a), Section 3.2(b)) the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1            Corporate Organization.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b)            The Company has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Restated Certificate of Incorporation (the “Company Charter”) and Restated Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

3.2            Capitalization.

(a)            The authorized capital stock of the Company consists of 70,000,000 Shares and 2,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”). As of August 7, 2024, (i) 42,799,248 Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 0 Shares were held in the treasury of the Company, (iii) 6,064,473 Shares are subject to outstanding Company Options, (iv) 878,734 Shares are subject to Company RSUs, (v) 500,203 Shares are subject to Company PSUs (assuming maximum level of performance), (vi) 250,104 Shares are subject to Company PSUs (assuming target level of performance), (vii) 211,497 Shares are reserved for issuance under the Company ESPP, (viii) 893,191 Shares are reserved for issuance under the 2016 Plan, and (ix) no shares of Company Preferred Stock were issued and outstanding. Except as provided in the immediately preceding sentence, there are no options, “phantom” equity awards, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since August 7, 2024 and prior to the date of this Agreement, except for the issuance of Shares under the Company Equity Plans in accordance with their terms, the Company has not issued any shares of its capital stock or other Equity Interests, “phantom” equity awards, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a).

(b)            The Company has previously provided Parent with a true and complete list, as of August 7, 2024, of each outstanding Company Option, Company RSU and Company PSU, the holder thereof and, with respect to each Company Option, the exercise price and expiration date thereof. All Shares subject to issuance under the Company Equity Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid, nonassessable and free of preemptive rights. Except as provided in the Company Equity Plans, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.

(c)            The Company has no Subsidiaries and does not hold an Equity Interest in any other Person. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.3            Authority; Execution and Delivery; Enforceability.

(a)            The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b)            The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) determining that the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”).

(c)            Subject to the accuracy of Section 4.7, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and the Transactions, including the Merger. To the Knowledge of the Company, no other takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Merger or the other Transactions. The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon at the Company Meeting (the “Company Stockholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions.

3.4            No Conflicts.

(a)            The execution and delivery of this Agreement by the Company does not and will not, and the performance of this Agreement by the Company will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of the Company pursuant to, any Contract or Permit to which the Company is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or any of the other Transactions.

(b)            The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of the Nasdaq, (ii) compliance with any applicable requirements of the HSR Act, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or any of the other Transactions.

3.5            SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)            The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2022 (the “Company SEC Documents”).

(b)            As of its respective filing date (or, if revised, amended, modified or superseded prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document that would be required to be disclosed under Item 1B of Form 10-K under the Exchange Act.

(c)            The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared in accordance with GAAP as applied by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments and the absence of notes.

(d)            The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurances (i) that all material information concerning the Company required to be disclosed is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents and (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of any “significant deficiency” or “material weakness” (as defined by the Public Company Accounting Oversight Board) in the design or operation of its internal control over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, in each case, which has not been subsequently remediated and to the Knowledge of the Company, there is no fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal control over financial reporting as of and for the fiscal year ended March 31, 2024 (nor has any such deficiency or weakness been identified as of the date hereof). The Company has no outstanding, and has not arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(e)            The Company do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.6            Absence of Certain Changes or Events.

(a)            Since March 31, 2024 through the date of this Agreement, (i) the Company has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice and (ii) the Company has not taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Section 5.1(a), Section 5.1(e), Section 5.1(f), Section 5.1(g), Section 5.1(h), Section 5.1(k), Section 5.1(r), and Section 5.1(u) had the covenants therein applied since March 31, 2024.

(b)            Since March 31, 2024 through the date of this Agreement, there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.7            Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and any other applicable Law.

3.8            Legal Proceedings. There are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its respective assets or properties except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its assets or properties is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.9            Compliance with Laws.

(a)            The Company is in compliance, and since January 1, 2022 has been in compliance, with all Laws applicable to the Company or any material assets owned or used by the Company except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Since January 1, 2022, the Company has not received any written communication from a Governmental Entity that alleges that the Company is not in compliance with any such applicable Law, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)            During the past six years, the Company, and to the Knowledge of the Company, its directors, officers, employees, and agents or other third parties acting on behalf of any of the Company, have complied with applicable anti-bribery and anti-corruption Laws, including the Foreign Corrupt Practices Act of 1977, as amended, (“Anti-Corruption Laws”). Since January 1, 2022, neither the Company, nor to the Knowledge of the Company, any of its directors, officers, employees, agents or other third parties acting on behalf of the Company, have paid, given, offered or promised to pay, authorized the payment or transfer of, any monies or anything of value, directly or indirectly, to any Government Official or any other Person for the purpose of corruptly influencing any act or decision of such Government Official, any Governmental Entity, or any other Person, to obtain or retain business, to direct business to any Person, or to secure any other improper benefit or advantage. During the past six years, neither the Company or, to the Knowledge of the Company, any other Entity under its control has been charged, prosecuted or, to the Knowledge of the Company, investigated, for any violation of any Anti-Corruption Laws. During the past six years, neither the Company or, to the Knowledge of the Company, any Entity under its control has disclosed to any Governmental Entity information that establishes or indicates that the Company violated or would reasonably be expected to have violated any Anti-Corruption Laws.

(c)            Since April 24, 2019, the Company, and to the Knowledge of the Company, its directors, officers, employees, and agents or other third parties acting on behalf of any of the Company, have complied in all material respects with all applicable Economic Sanctions/Trade Laws. None of the Company or, to the Knowledge of the Company, its directors, officers, employees, and agents or other third parties acting on behalf of any of the Company is a Sanctioned Person. Since April 24, 2019, neither the Company nor, to the Knowledge of the Company, any other Entity under its control has been charged, prosecuted or, to the Knowledge of the Company, investigated, for any violation of any Economic Sanctions/Trade Laws. Since April 24, 2019, neither the Company nor, to the Knowledge of the Company, any Entity under its control has disclosed in writing to any Governmental Entity information that establishes or indicates that the Company violated or would reasonably be expected to have violated any Economic Sanctions/Trade Laws.

3.10            Permits. The Company has all required governmental licenses, permits, certificates, approvals, billing and authorizations (“Permits”) necessary for the conduct of its business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. The operation of the Company as currently conducted is not, and has not been since January 1, 2022, in violation of, nor is the Company in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except, in each case, where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. There are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

3.11          Employee Benefit Plans.

(a)            Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) employment, individual consulting, severance, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other benefit or compensation plan, Contract, policy or arrangement (including any collective bargaining agreement) providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, bonus or other incentive plans, welfare, cafeteria, disability, accident, flex spending, medical, retiree medical, vision, dental or other health plans, life insurance plans, tuition, employee assistance and other employee benefit plans or fringe benefit plans, in each case, whether formal or informal, whether funded or unfunded and whether written or unwritten, that is sponsored, maintained, administered, contributed to, required to be contributed to, or entered into by the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries may have any liability (actual, contingent or otherwise), including on account of an ERISA Affiliate, for the current or future benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries (each, a “Service Provider”) or any spouse, beneficiary or other dependent of a Service Provider (each of such plans, agreements, arrangements, programs or policies described in the foregoing clauses (i) – (iii), a “Company Benefit Plan”); provided, for the avoidance of doubt, that the following need not be set forth on Section 3.11(a) of the Company Disclosure Schedule: (i) any employment contracts or consultancy agreements for employees or consultants who are natural persons that (A) do not provide for severance benefits or (B) are in all material respects consistent with a standard form previously made available to Parent where the required notice of termination provided is not in excess of 90 days or such longer period as is required under local Law, and (ii) plans or arrangements sponsored or maintained by a Governmental Entity or required to be provided to a Service Provider pursuant to applicable Law.

(b)            With respect to each Company Benefit Plan listed on Section 3.11(a) of the Company Disclosure Schedule, the Company has made available to Parent a current copy thereof and, to the extent applicable: (i) a true and complete copy of the plan document (or, to the extent no such copy exists, a written description of the material terms, if such a written description exists and is provided to employees of the Company in the ordinary course of business), any amendments thereto, and any related trust or similar financing agreement; (ii) the most recent IRS determination, opinion or advisory letter; (iii) the most recent summary plan description and any summaries of material modifications; (iv) for the three most recent plan years, the Form 5500 and attached schedules and financial statements with auditor’s reports, if required; (v) all material notices, records and filings regarding Internal Revenue Service, Department of Labor or other Governmental Entity audits or investigations within the past three years; and (vi) all other material, non-routine, written communications with the Internal Revenue Service, Department of Labor or other Governmental Entity relating to any Company Benefit Plan within the past three years.

(c)            Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            each Company Benefit Plan has been established, maintained, funded, and administered in all respects in accordance with its terms and all applicable Laws, including ERISA, the Code and other applicable Laws;

(ii)           each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status and, to the Company’s Knowledge, no fact or event has occurred that could reasonably be expected to cause the loss of the Tax qualified status of any such Company Benefit Plan. Each trust established in connection with a Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that could reasonably be expected to cause the loss of the Tax exempt status of any such trust;

(iii)          to the Company’s Knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan;

(iv)          no Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims);

(v)           neither the Company nor any of its Subsidiaries has made any filing in respect of any Company Benefit Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program; and

(vi)          all payments, benefits, contributions and premiums payable by the Company or any of its Subsidiaries related to each Company Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the Company’s latest financial statements in accordance with the terms of the Company Benefit Plan and all applicable Laws and accounting standards.

(d)            Neither the Company nor any ERISA Affiliate has within the previous six years maintained, contributed to, or been required to contribute to or had any liability (whether actual, direct or otherwise) or obligation with respect to: (i) any Multiemployer Plan; (ii) any employee benefit plan that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code; (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code; (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any of its ERISA Affiliates has any liability under Title IV of ERISA.

(e)            No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any liability or obligation to provide, post-employment, medical, disability or life insurance benefits to any former employee or their dependents, other than (i) as required by applicable Law, (ii) the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) (iii) coverage through the end of the calendar month in which a termination of employment occurs or (iv) under a Company Benefit Plan in effect as of the date hereof or established after the date hereof in compliance with this Agreement requiring the Company to pay or subsidize COBRA or welfare plan premiums for a terminated employee or the employee’s beneficiaries following such employee’s termination.

(f)            The Company, each ERISA Affiliate, and each Company Benefit Plan is in compliance in all material respects, and has complied in all material respects, with the requirements of Section 4980 of the Code and the Patient Protection and Affordable Care Act of 2010, as amended, and is not subject to an assessable payment under Section 4980B of the Code or 4980H of the Code.

(g)            Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated and maintained in operational and documentary compliance with Code Section 409A and applicable guidance thereunder in all material respects. Neither the Company nor any of its Subsidiaries is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) or Section 4999 of the Code.

(h)            Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, neither the execution and delivery nor the consummation of the Transactions will (alone or in conjunction with any other event) result in (i) any payment becoming due to any current or former Service Provider, or (ii) the acceleration of payment, vesting or funding of or increase of any payments or benefits under any Company Benefit Plan or to any current or former Service Provider.

(i)            No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time maintained, established, sponsored, participated in or contributed to, and no Company Benefit Plan is, a self-insured plan that provides medical, dental or any other similar employee benefits to employees (including any such plan pursuant to which a stop-loss policy or Contract applies).

3.12          Employee and Labor Matters.

(a)            The Company is not a party to or bound by any collective bargaining agreement or other Contract with a union, works council, or other labor organization or employee representative (each a “Labor Contract”), and no such Labor Contract is currently being negotiated by the Company. There are no, and since January 1, 2022 there have not been, any pending or to the Knowledge of the Company, threatened (i) representation or certification proceedings or unfair labor practice complaints brought before or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (ii) labor organizing efforts or campaigns, or (iii) labor strikes, disputes, lockouts, slowdowns, stoppages or other material organized work interruptions or labor-related grievances or arbitrations.

(b)            Since January 1, 2022, (i) there have been no sexual harassment or other harassment, discrimination or retaliation allegations made against any current or former executive officer or director or, to the Knowledge of the Company, any current or former employee, and (ii) the Company has not been a party to any settlement or similar agreement with any current or former executive officer, director or employee that relates to allegations of sexual harassment or sexual misconduct.

(c)            The Company is, and since January 1, 2022 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, wage payment, wage and hour, child labor, immigration and work authorizations, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, collective bargaining, employee trainings and notices, restrictive covenants, withholdings and deductions, social welfare obligations and unemployment insurance.

3.13          Environmental Matters.

(a)            The Company (i) is in compliance with all Environmental Laws, (ii) have and hold, or have applied for, all Environmental Permits necessary for the conduct of their respective businesses and the use of their properties and assets, as currently conducted and used, and (iii) is in compliance with their respective Environmental Permits, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(b)            There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company, and the Company has not received any written notification alleging actual or potential responsibility for any Release or threatened Release of any Hazardous Materials, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.14          Real Property; Title to Assets.

(a)            The Company does not own any real property in fee.

(b)            Section 3.14(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for each parcel of Company Leased Real Property, and (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments and modifications relating thereto. No Company Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Company Leased Real Property, other than Permitted Liens.

(c)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each parcel of Company Leased Real Property is in compliance with all existing Laws applicable to such Company Leased Real Property, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company’s Knowledge there are no such Proceedings threatened, affecting any portion of the Company Leased Real Property.

(d)            The Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of its businesses of the Company, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15          Tax Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            all Tax Returns that are required to be filed by or with respect to the Company have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate;

(b)            the Company has timely paid all Taxes due and owing by them, including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party (in each case, whether or not shown on any Tax Return), other than Taxes being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company;

(c)            no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing, or to the Company’s Knowledge, other than in writing against the Company except for deficiencies which have been fully satisfied by payment, settled or withdrawn or for which adequate reserves have been established in accordance with GAAP;

(d)            there is no ongoing, pending or threatened (in writing) audit, examination, investigation or other proceeding with respect to any Taxes of the Company;

(e)            since January 1, 2022, the Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state Law);

(f)            there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens;

(g)            there are no outstanding waivers or agreements by or on behalf of the Company for the extension of the statute of limitations, or the time for the assessment, of any material Taxes or any material deficiency thereof, the filing of any material Tax Return (other than extensions obtained in the ordinary course of business) or the payment of any material Tax;

(h)            the Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period beginning on or prior to the Closing Date or adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law), (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed with any Governmental Entity with respect to Taxes on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (v) any item of income that accrued for financial accounting purposes in a period prior to the Closing Date;

(i)            the Company has timely withheld and paid over (or remitted) to the appropriate taxing authority all material Taxes that they are required to withhold from amounts paid or owing to any employee, independent contractor, creditor, or other third party under applicable Laws, and all associated reporting and recordkeeping requirements have been complied with in all material respects;

(j)            the Company is not a party to any Tax allocation, sharing or indemnification contract (other than any Contract entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) under which the Company will have any liability after the Closing;

(k)            the Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(l)            Company has no material outstanding obligation in respect of escheat or unclaimed property obligations;

(m)            the Company has complied with all applicable transfer pricing rules (including, where applicable, maintaining appropriate documentation for all transfer pricing arrangements for purposes of Section 482 of the Code);

(n)            the Company has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company); and

(o)            the Company has not entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Sections 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

3.16          Material Contracts.

(a)            Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts (other than any Company Benefit Plans and excluding purchase orders, statements of work and similar commercial documents issued in the ordinary course under and not amending the applicable Contract) to which the Company is a party or by which the Company or any of its respective assets or businesses are bound (and any material amendments, supplements and modifications thereto):

(i)            Contracts with any of the top 15 largest suppliers by purchases made by the Company during the six-month period ended March 31, 2024;

(ii)           Contracts with any of the top 15 largest non-government customers by purchases made by such customer during the six-month period ended March 31, 2024;

(iii)          Contracts concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)          Contracts pursuant to which the Company licenses (A) Company Licensed Intellectual Property, other than (i) nonexclusive licenses for shrink-wrap, click-wrap or off-the-shelf software or other generally commercially available software, (ii) licenses granted pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts, or (iii) licenses that are implied by or incidental to the sale or purchase of products or services in the ordinary course of business, or (B) to a third party any material Company Owned Intellectual Property, other than non-exclusive licenses (x) granted in the ordinary course of business, (y) granted by the Company to current and former employees, contractors or other services providers in order to enable such Persons to provide services to the Company, or (z) granted to end users of the Company’s products or services in the ordinary course of business;

(v)            the lease agreements of the Company that pertain to any parcel of Company Leased Real Property for which the annual rent exceeds $500,000 individually (each, a “Company Lease Agreement”);

(vi)          any Contract that (A) by its terms limits in any material respect the ability of the Company (including, following the Closing, Parent and its Subsidiaries) to engage in any line of business or compete with, or provide any product or service to, any other Person or in any geographic area; or (B) contains any “most favored nation,” exclusivity or similar provision in favor of the counterparty for a product that is material to the Company’s business following the Effective Time;

(vii)         any Contract governing the development or ownership of any Intellectual Property, Software or Company Product developed by or jointly with any other Person, in each case at the request or direction of the Company, and which Intellectual Property, Software or Company Product is material to the Company’s business, but excluding employment, consulting, services or invention assignment or similar agreements entered into in the ordinary course of business with employees, contractors or consultants of the Company;

(viii)        any Contract that provides for the disposition or acquisition by the Company of any business or other material assets of the Company or (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) with (A) continuing material indemnification obligations of the Company that could result in the receipt or making by the Company of future payments in excess of $250,000 or (B) any material remaining “earn out” or other contingent payment or consideration of the Company that has not been substantially satisfied prior to the date of this Agreement;

(ix)          any material Contract with any Governmental Entity that require annual payments to the Company of more than $1,500,000;

(x)           any settlement or similar Contract arising out of a Proceeding or threatened Proceeding: (A) that materially restricts or imposes any material obligation on the Company or materially disrupts the business of the Company as currently conducted; (B) that would require the Company to pay consideration valued at more than $500,000 individually or $1,500,000 in the aggregate following the date of this Agreement; and (C) pursuant to which the Company will have any outstanding material obligation after the date hereof;

(xi)          Indentures, credit agreements, loan agreements and similar instruments pursuant to which the Company or any of its Subsidiaries has or will incur or assume any indebtedness or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $250,000;

(xii)         any Labor Contract;

(xiii)        any Affiliate Contract;

(xiv)        material Contracts under which there has been imposed a Lien (other than a Permitted Lien) on any of the assets, tangible or intangible, of the Company;

(xv)         Contracts that are for the employment or engagement of any individual on a full-time, part-time or personal services consulting basis and which (x) provide for the payment of compensation and/or benefits upon or in connection with the consummation of the transactions contemplated hereby, and/or (y) provide for severance, termination or notice payments or benefits in an amount in excess of $250,000 individually or $1,000,000 in the aggregate (other than payments or benefits required under applicable Law) upon a termination of the applicable individual’s employment or engagement; or

(xvi)        any Contract not otherwise described in any other subsection of this Section 3.16(a) that would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b)            The Company has delivered or made available to Parent true, correct and complete copies of all written Contracts or other agreements of the type that are required to be set forth on Section 3.16(a) of the Company Disclosure Schedule, or filed as exhibits to the Company SEC Documents (collectively, the “Company Material Contracts”), together with all material amendments thereto.

(c)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company Material Contracts are valid, binding and in full force and effect and are enforceable by the Company in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) the Company has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in material breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and (iii) since January 1, 2023, neither the Company has not received written notice of any actual, alleged, possible or potential violation of, or material failure to comply with, any material term or requirement of, or intention to cancel any Company Material Contract.

3.17          Government Contracts

(a)            To the Knowledge of the Company, neither the Company nor any of its Principals (as defined in FAR 2.101 and 52.209-5), has been debarred, suspended, or proposed for suspension or debarment, and no circumstances exist that would reasonably warrant the institution of suspension or debarment proceedings against the Company or any of its Principals in connection with the performance of any Government Contract or Government Bid.

(b)            Except for such matters as would not reasonably be expected to result in a Company Material Adverse Effect, as of the date of this Agreement, and during the past five years: (i) the Company has not been in material breach of or material default under any Government Contract, and, to the Company’s Knowledge, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default by the Company; (ii) the Company is in compliance in all material respects with all material contract terms and all applicable Laws, as amended, where and as applicable to each Government Contract or Government Bid; (iii) to the Company’s Knowledge, all material representations and certifications executed, acknowledged, set forth, or made by the Company with respect to each Government Contract or Government Bid were current, accurate and complete in all material respects as of their effective dates; (iv) the Company has not received any written notice of any pending or threatened investigation, prosecution or administrative proceeding related to any Government Contract or Government Bid; (v) no Governmental Entity has notified the Company in writing of any material breach or violation of any applicable Law or of any certification, representation, clause, provision or requirement of any such Government Contract that in each case remains unresolved; (vi) the Company has not received any written notice of any termination for default, cure notice, or show cause notice pertaining to any Government Contract that in each case remains unresolved; (vii) the Company has not received any written notice of any audit or investigation by any Governmental Entity with respect to a Government Contract or Government Bid that in each case remains unresolved (other than in the ordinary course of business, including routine audits); and (viii) the Company has not made any mandatory or voluntary disclosures to any Governmental Entity with respect to any material irregularity, misstatement, or omission arising under or relating to any Government Contract or Government Bid.

(c)            As of the date of this Agreement, there are no outstanding or pending claims, requests for equitable adjustment, withholds, fully burdened costs incurred materially in excess of the contract or order price, fully burdened costs in excess of the ceiling price or funded amount of the contract or order, or contract disputes in excess of $500,000 arising under or relating to a Government Contract.

(d)            To the Company’s Knowledge, no Governmental Entity has assigned to the Company a rating below “satisfactory” in connection with any contractor performance assessment report or similar evaluation of past performance on any material Government Contract listed on Section 3.16(a)(ix) of the Company Disclosure Schedule, and no performance review on any scheduled material Government Contract includes any statement to the effect, or concludes, that the Governmental Entity would not recommend using the Company in the future.

(e)            The Company performs no activities under Government Contracts, and has no other relationships with any other Person, that could result in an “organizational conflict of interest” (OCI) as defined in Subpart 9.5 of the Federal Acquisition Regulation (FAR) and agency supplements thereto, and no Government Contract currently creates a requirement to establish an OCI mitigation plan.

(f)            The Company has complied in all material respects with the data security, cybersecurity, and physical security systems and procedures required by the current Government Contracts (including, but not limited to, all requirements relating to federal contract information, controlled unclassified information, and covered defense information). In the last three years, and to the Knowledge of the Company, the Company has not had or experienced any breach of data security or cybersecurity, whether physical or electronic. In the last three years, and to the Knowledge of the Company, any data security, cybersecurity or physical security breach related to any current Government Contract has been reported to the necessary Governmental Entity or higher tier contractor, as required by the terms of such current Government Contract or applicable Law.

3.18          Intellectual Property.

(a)             Section 3.18(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all (i) issued patents and published pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) Internet domain names in each case that are included in the Company Owned Intellectual Property (collectively, the “Company Registered Intellectual Property”). All items of Company Registered Intellectual Property that are material to the business of the Company are subsisting and have not been cancelled or abandoned. To the Knowledge of the Company, no Proceeding is pending that challenges the validity, enforceability, registration or ownership of any Company Registered Intellectual Property.

(b)            The Company exclusively owns or has all necessary licensing rights to the Company Material Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(c)             To the Knowledge of the Company, (i) the Company is not infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person in any material respect, and (ii) no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property in any material respect. Since January 1, 2023, except as provided in Section 3.18(c) of the Company Disclosure Schedule, the Company has not received any written claim, demand, or notice alleging any such infringement, misappropriation, dilution, or violation.

(d)            The Company takes commercially reasonable actions to protect and preserve the confidentiality of their trade secrets and other material confidential information.

(e)            The computer systems, servers, network equipment and other computer hardware and Software owned, leased or licensed by the Company, and used by the Company in the conduct of its respective businesses (“IT Systems”) are adequate and sufficient in all material respects for the operation of the business of the Company as currently conducted and reasonably anticipated to be conducted. The Company has implemented commercially reasonable data security, data privacy, data backup, system redundancy and disaster avoidance and recovery plans or procedures with respect to the IT Systems.

(f)             The Company has not incorporated or otherwise used Open Source Software in a manner that would impose any material limitation, restriction, waiver of rights, or condition on the right or ability of the Company to use, distribute or commercially exploit any Company Software (excluding such Open Source Software), other than notice and attribution requirements. The Company has, since January 1, 2022, complied in all material respects with all Open Source Software licenses and similar obligations to which any Company Software is subject.

(g)            The Company has commercially reasonable privacy and security measures in place designed to protect personal data provided by Company suppliers, used or otherwise processed in the Company’s products or services, or relating to the employees and customers of their respective businesses (“Personal Data”) under its possession or control from unauthorized access and/or acquisition. Since January 1, 2022, the Company has not suffered any breach in security that has permitted or resulted in any unauthorized access to or disclosure of Personal Data and the Company has complied in all material respects with applicable Information Privacy and Security Laws, including, not by way of limitation, state Information Privacy and Security Laws. No Proceeding has been filed, threatened in writing, or commenced against, the Company alleging any failure to comply with any Information Privacy and Security Laws.

(h)            No funding from any Governmental Entity or facilities of a university, college, other educational institution or non-profit organization was used in the development of the Company Owned Intellectual Property, and no Governmental Entity, university, college, other educational institution or non-profit organization has a made any written claims to any rights in the Company Owned Intellectual Property

3.19          Insurance. Section 3.19 of the Company Disclosure Schedule sets forth an accurate list of all material insurance policies with third party insurers relating to the business, assets and operations of the Company as of the date of this Agreement. The Company has made available to Parent true, correct and complete copies of each such material policy. All material insurance policies maintained by the Company are intended to provide coverage for risks incident to the business of the Company and its properties and assets, and, to the Knowledge of the Company, cover such risks and in such amounts generally maintained by companies engaged in the same or similar business, except for any such failures to maintain insurance policies as does not, individually or in the aggregate, constitute a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each such material insurance policy relating to the business, assets and operations of the Company (x) is in full force and effect, (y) no written notice of a material default or termination has been received by the Company in respect thereof and (y) all premiums due thereon have been paid in full. With respect to each such insurance policy, Since January 1, 2023, the Company has not received any written notice or, to the Knowledge of the Company, other communication regarding any: (a) cancellation or invalidation of any such insurance policy or (b) refusal of any coverage or rejection of any material claim under any insurance policy, except for such cancellation, invalidation, material increase, refusal or rejection that does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

3.20          Company Product. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, (a) to the Knowledge of the Company, the Company does not have any liability for replacement or repair of any product developed, manufactured, marketed, sold, leased or distributed by the Company (“Company Product”) or other damages in connection therewith and (b) since January 1, 2022, there has not been any recall or post-sale warning concerning any Company Product conducted by or on behalf of the Company or, to the Knowledge of the Company, any third party as a result of any alleged defect in any Company Product.

3.21          Customers and Supplies. Section 3.21 of the Company Disclosure Schedule sets forth the 15 largest customers (by total aggregate annual revenue received by the Company) of the Company for the year ended on December 31, 2023 (the “Significant Customers”) and the 15 largest suppliers (by total aggregate annual spend amounts paid to such suppliers by, or on behalf of, the Company) of the Company for the year ended on December 31, 2023 (the “Significant Suppliers”). Since January 1, 2024, no Significant Customer or Significant Supplier cancelled, terminated or otherwise modified its relationship with the Company, except as permitted by the terms of a Contract with the Company or as does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

3.22          Affiliate Transactions. The Company is not a party to any Contract or other transaction, in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (each, an “Affiliate Contract”) and that has not been so disclosed prior to the date hereof in a Company SEC Document, except for Company Benefit Plans, indemnification contracts and employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course.

3.23          Takeover Statutes; No Rights Plan. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in this Agreement are true, accurate and complete, to the Knowledge of the Company, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 203 of the DGCL)) or similar provisions contained in the governing documents of the Company (each, a “Takeover Statute”) is applicable to this Agreement, as it relates to the Merger or any of the Transactions. The Company Board has taken all actions necessary so that the restrictions set forth in Section 203 of the DGCL are not applicable to this Agreement, the Merger and the other Transactions. The Company has no stockholder rights plan, “poison pill” or similar agreement or arrangement that is, or at the Effective Time will be, applicable to this Agreement, the Merger or the other Transactions.

3.24          Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. LLC (“Morgan Stanley”), the Company’s financial advisor, in writing or orally(in which case, such opinion will be subsequently confirmed in writing), to the effect that, as of the date of such opinion and based upon and subject to various limitations, qualifications, assumptions and other factors set forth therein, the Merger Consideration to be received by the holders of Shares (other than Shares cancelled or converted pursuant to Section 2.1(b) Agreement or Dissenting Shares) pursuant to this Agreement is fair from a financial point of view to such holders. A complete and executed copy of such written opinion will be delivered to Parent promptly following receipt thereof by the Company for informational purposes only.

3.25          Broker’s Fees. Except for the fees and expenses of Morgan Stanley, neither the Company nor any of its officers or directors on behalf of the Company has employed any financial advisor, broker or finder who would be entitled to, or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees or any other similar fee or any commission in connection with or upon consummation of any of the Transactions. The Company has delivered or made available to Parent an accurate and complete copy of the engagement letter between the Company and Morgan Stanley.

3.26          No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of the Company, any of its Affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to the Company or its business or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions, unless and only to the extent any such information is expressly included in a representation or warranty contained in this Article 3.

Article 4
Representations and Warranties of Parent and Merger Sub

Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 4 to which the information in such schedule relates; provided that disclosure in the Parent Disclosure Schedule as to a specific representation or warranty shall qualify any other section or subsection of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is readily apparent that such disclosure relates to such other section or subsection), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1            Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2            Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

4.3            No Conflicts.

(a)            The execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)            The execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, (ii) as required or advisable under any applicable requirements of the HSR Act and any applicable clearance under the Italian Golden Power Legislation, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.4            Legal Proceedings. There is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or that challenges the validity or propriety of the Merger.

4.5            Financial Capacity.

(a)             Parent has entered into a debt commitment letter, dated as of the date of this Agreement (the foregoing commitment letter, together with all exhibits and schedules thereto, the “Debt Commitment Letter”), from the Debt Financing Entities party thereto, pursuant to which such Debt Financing Entities have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”

(b)            Parent has delivered to the Company a true, complete and correct copy of the executed Debt Commitment Letter and any executed fee letters, engagement letters and fee credit letters related thereto, subject, in the case of such fee letters, engagement letters and fee credit letters, to redaction solely of fee amounts, pricing terms and other terms that are customarily redacted, including any dates related thereto (none of which could adversely affect the conditionality, enforceability, availability or termination of the Debt Financing or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Financing Amounts).

(c)             Except as expressly set forth in the Debt Commitment Letter, there are no conditions precedent to the obligations of the Debt Financing Entities provide the Financing or any contingencies that would permit the Debt Financing Entities to reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Financing Amounts (as defined below). As of the date of this Agreement, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions required to be satisfied by it in any of the Debt Commitment Letter on or prior to the Closing Date, nor does Parent have knowledge that any Debt Financing Entity will not perform its obligations thereunder.

(d)            The aggregate proceeds contemplated by the Debt Commitment Letter shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations in connection with the Closing under this Agreement and under the Debt Commitment Letter, including payment of (i) the aggregate Merger Consideration and all amounts payable pursuant to Section 2.4 and (ii) any premiums, fees, costs and expenses of or payable by Parent, Merger Sub or the Surviving Corporation on the Closing Date (such amounts, collectively, the “Financing Amounts”)

(e)             As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitute the legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, all the other parties thereto. As of the date of this Agreement, neither Parent nor Merger Sub or, to the Knowledge of Parent, any other party thereto, is in breach of any terms or conditions set forth in the Commitment Letters and no event has occurred that, with or without notice, lapse of time or both, constitutes, or could constitute, a default, breach or failure to satisfy a condition by Parent under the terms and conditions of the Dent Commitment Letter. Parent has paid in full any and all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement. As of the date of this Agreement, the Debt Commitment Letter has not been modified, amended or altered and none of the respective commitments under any of the Debt Commitment Letter have been terminated, reduced, withdrawn or rescinded in any respect, and, to the Knowledge of Parent, no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated (other than to add lenders, lead arrangers, bookrunners, coordinators, managers, purchasers, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement, but solely to the extent that such addition would not effect a Prohibited Modification).

4.6            Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except no representation or warranty is made by Parent or Merger Sub with respect to any statements made or incorporated by reference in the Proxy Statement based on information relating to the Company or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).

4.7            Ownership of Company Capital Stock. None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Shares or other Equity Interests in the Company as of the date hereof. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.8            Solvency. After giving effect to the consummation of the Merger, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its liabilities is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its liabilities as they come due), (ii) have unreasonably small capital with which to engage in its business as its business is presently conducted and as proposed to be conducted following the Closing Date or fail to satisfy any capital adequacy requirements under applicable Law or (iii) have incurred obligations beyond its ability to pay them as they become due.

4.9            Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.

4.10          No Stockholder and Management Arrangements. As of the date of this Agreement, except for this Agreement, or as expressly authorized by the Company Board, neither Parent or Merger Sub, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (including as to continuing employment), with any stockholder, director or officer of the Company relating to this Agreement, the Merger or any other Transactions, or the Surviving Corporation or any of its Affiliates, businesses or operations from and after the Effective Time.

4.11          Broker’s Fees. Except for the fees and expenses of Goldman Sachs & Co. LLC, Parent’s financial advisor, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.12          No Other Representations and Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 3. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Parent or any of its Affiliates, or any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives) or management presentations or due diligence discussions that have been or shall hereafter be provided to or engaged in with Parent or any of its Affiliates or any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives are not and will not be deemed to be representations or warranties of the Company or any of its Affiliates or any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article 3. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Affiliates, stockholders, controlling persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, any Parent Subsidiary, or their respective Affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, or any of their respective affiliates, stockholders, controlling persons or Representatives, except as and only to the extent expressly set forth in Article 3.

Article 5
Covenants

5.1            Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except (w) as set forth in Section 5.1 of the Company Disclosure Schedule, (x) as required by applicable Law, (y) as otherwise expressly contemplated by any other provision of this Agreement, or (z) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) (collectively, the “IOC Exceptions”), the Company will use its commercially reasonable efforts to (i) conduct its operations in all material respects in the ordinary course of business (ii) keep available the services of the current officers, employees and consultants of the Company, (iii) preserve the goodwill of the Company and keep intact its material assets, properties and Company Material Contracts and (iv) preserve the current relationships of the Company with its material customers, distributors, suppliers, Governmental Entities and other Persons with which the Company has significant business relations. Without limiting the foregoing, except in accordance with an IOC Exception, the Company shall not between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly, take any of the following actions:

(a)             amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b)             issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company, other than the issuance of Shares (i) subject to Section 2.4(d), in accordance with the terms of the Company ESPP, (ii) upon the exercise of Company Options or vesting or settlement of Company RSUs or Company PSUs outstanding as of the date hereof or granted in compliance with this Agreement or and in accordance with their respective existing terms;

(c)             sell, pledge, dispose of, transfer, lease, guarantee or subject to any Lien (other than Permitted Liens) any material property or assets of the Company (other than Intellectual Property), except (i) pursuant to existing Contracts or (ii) dispositions of inventory or obsolete assets, in each case, in the ordinary course of business;

(d)            sell, assign, pledge, transfer, license, abandon, permit to lapse or otherwise dispose of any material Company Owned Intellectual Property, except in the ordinary course of business;

(e)             declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests;

(f)              reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(g)            merge or consolidate the Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(h)            acquire (including by merger, consolidation, or acquisition of stock or assets) any Person or assets, other than acquisitions of inventory, raw materials and other property in the ordinary course of business;

(i)              incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money;

(j)              enter into any Affiliate Contract;

(k)             make any loans, advances or capital contributions to, or investments in, any other Person (other than business expenses paid or advanced to or on behalf of directors, officers, employees or independent contractors in the ordinary course of business);

(l)              terminate, cancel or renew, or agree to any material amendment to or waiver under any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case other than in the ordinary course of business; provided, that such Contract does not (x) require the Company to make capital expenditures under such Company Material Contract in excess of $5,000,000 over the term of such Contract or (y) obligates the Company to pay more than $5,000,000 over the term of such Contract, except, in each case, as required under any Contract with a customer of the Company;

(m)            make any capital expenditure in excess of (A) the Company’s capital expenditure budget as set forth on Section 5.1(m) of the Company Disclosure Schedule (“2024 Capital Expenditure Budget”) and (B) if the Closing has not occurred on or prior to fiscal year March 31, 2025, for the period beginning on April 1, 2025, the Company’s capital expenditure budget consistent with the 2024 Capital Expenditure Budget as adjusted for inflation as measured by the Consumer Price Index published by the U.S. Bureau of Labor Statistics, in the case of each of clause (A) and clause (B), other than (i) expenditures made in response to operational emergencies or (ii) capital expenditures that are not, in the aggregate, in excess of $2,500,000;

(n)            except as may be required by applicable Laws or pursuant to the terms of any Company Benefit Plan or other contract or agreement in effect on the date of this Agreement or that is permitted to be entered into pursuant to this Agreement after the date hereof, or as set forth in Section 5.1(n) of the Company Disclosure Schedule, (A) establish, adopt, terminate or materially amend any Company Benefit Plan, other than renewals of Company Benefit Plans that are health and welfare plans in the ordinary course of business consistent with past practice, provided that the foregoing shall not materially increase the costs or expenses to the Company (including the Parent after the Closing) of sponsoring, maintaining, administering or contributing to such Company Benefit Plan; (B) grant to any director, or any employee, independent contractor, or other individual consultant with total annual base compensation equal to or greater than $200,000, any increase in base salary, wages, bonuses, incentive compensation or severance, retention or similar benefits; (C) accelerate the payment, funding or vesting of any compensation or benefits; (D) except in accordance with GAAP, change any actuarial or other assumption used to calculate funding obligations or liabilities under any Company Benefit Plan; or (E) hire or terminate any officer or employee or any key individual independent contractor or consultant, other than (x) terminations for “cause”, and (y) hirings or terminations in the ordinary course of business consistent with past practice with respect to any such person who has or will have total annual base compensation of less than $200,000 (other than to replace individuals who are terminated for “cause” or who voluntarily retire or resign);

(o)            (i) enter into, terminate, modify, or extend any Labor Contract, or (ii) recognize or certify any labor union, works council, or other labor organization or employee representative or group of employees as the bargaining representative for any employee of the Company;

(p)            implement or announce any employee layoffs, plant closures, or other personnel actions that requires notice to employees pursuant to the Worker Adjustment and Retraining Act or any similar Law;

(q)            waive or release any non-competition, non-solicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or other individual service provider, other than in accordance with applicable Law;

(r)             make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(s)             enter into any new line of business or wind down any existing line of business or establish a new legal entity or physical presence outside of North America;

(t)             except as set forth on Section 5.1(t) of the Company Disclosure Schedule, compromise, settle or agree to settle any Proceeding other than (i) compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $500,000 individually or $1,500,000 in the aggregate; (ii) does not impose any equitable relief or any restriction that would materially impact the business of the Company, (iii) does not involve an admission of guilt or liability by the Company, (iv) does not relate to any litigation by the Company’s stockholders in connection with this Agreement or the Transactions, and (v) is not with respect to a Proceeding in which a Governmental Entity is adverse to the Company;

(u)            except in the ordinary course of business or in accordance with GAAP, make (to the extent inconsistent with past practice), change or revoke any material Tax election, adopt or change any material Tax accounting method, or settle or compromise any material Tax claim, audit or assessment; or

(v)            authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

5.2            Access to Information; Confidentiality; Employee Communication.

(a)             From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall to: (i) use commercially reasonable efforts to provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company, upon prior notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and to the books and records thereof and (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, assets and liabilities of the Company for the purpose of preparing for the ownership and operation of the business of the Company following the Closing as Parent or its Representatives may reasonably request in writing; provided that any such access shall be conducted at Parent’s sole expense and the Company shall not be required to afford such access or furnish such information to the extent that the Company believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or otherwise breach, contravene or violate any effective Contract existing on the date hereof to which the Company is a party, (C) breach, contravene or violate any applicable Law, (D) result in the disclosure of materials provided to the Company Board or resolutions or minutes of the Company Board, in each case, that were provided to the Company Board in connection with its consideration of the Merger or the sale process or (E) permit subsurface or other invasive environmental investigation or sampling; provided, that, at Parent’s written request, the Company shall use commercially reasonable efforts to (I) make appropriate and mutually agreeable substitute arrangements under circumstances in which any of clause (A) through clause (D) of the foregoing restrictions apply to allow access in a manner that does not result in such effect (including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided) or (II) disclosure in a manner that does not result in a loss of attorney-client privilege or breach, contravene or violate such Contract or Law, as applicable. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or furnish any information pursuant to this Section 5.2 to the extent such access or information is reasonably pertinent to a Proceeding where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to Parent and Merger Sub under this Section 5.2 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees (including in-house legal counsel), officers, directors or other independent contractors (including accountants and expert witnesses) of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.2 will be deemed to cure any representation, warranty, covenant, condition or obligation under this Agreement or otherwise limit or affect Parent’s remedies hereunder.

(b)            Each of Parent and Merger Sub agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 5.2 for any competitive or other purpose unrelated to the consummation of the Merger. The Nondisclosure Agreement, effective as of March 1, 2024, by and between the Company and Almaviva S.p.A (the “Confidentiality Agreement”), shall apply with respect to information furnished under this Section 5.2 by the Company and its Representatives; provided, that the Company shall be deemed to have consented under the Confidentiality Agreement for Parent to, after the date of this Agreement, include any Debt Financing Entities as Parent’s Representative (as defined the Confidentiality Agreement) that Parent determines necessary or desirable in connection with the financing of the Transactions. Prior to the Closing, each of Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with customers, suppliers or distributors of the Company, or, except as required pursuant to Section 5.5, any Governmental Entity, regarding the business of the Company, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)             Parent and the Company shall discuss in good faith and cooperate with respect to planning for transition, integration and related matters following the Merger. Following the date hereof, Parent shall only contact employee of the Company in accordance with the protocols and guidelines set forth on Section 5.2(c) of the Company Disclosure Schedule or with the Company prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3            No Solicitation.

(a)             Except as expressly permitted by this Section 5.3, from and after the date hereof, the Company shall and shall use reasonable best efforts to cause its Representatives to on its behalf, (x) immediately cease and cause to be terminated any discussions, solicitations or negotiations with any Third Party that may be ongoing with respect to any Acquisition Proposal or any other proposal, offer, inquiry or request that would reasonably be expected to result in a Acquisition Proposal, (y) terminate access to the Dataroom by any Third Party and (z) reasonably promptly request that any Third Party that has executed a confidentiality agreement within the twelve month period immediately preceding the date hereof in connection with such Third Party’s consideration of any Acquisition Proposal return or destroy all confidential information concerning the Company made available to such Third Party in connection with such discussions or negotiations. Except as expressly permitted by this Section 5.3, from and after the date hereof until the receipt of the Company Stockholder Approval, or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not and shall use its reasonable best efforts to cause its Representatives not to on behalf of the Company, directly or indirectly, (i) initiate, solicit or intentionally facilitate or intentionally encourage the submission of any Acquisition Proposal or any other proposal, offer, inquiry or request that would reasonably be expected to result in an Acquisition Proposal, (ii) knowingly engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in, an Acquisition Proposal, or furnish any non-public information regarding the Company or provide access to its properties to any Third Party (other than Parent, Merger Sub and their Representatives) relating to any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in, an Acquisition Proposal (other than informing any Third Party that the provisions of this Section 5.3 prohibit any such discussions or negotiations), or (iii) approve any transaction under, or any Third-Party becoming an “interested stockholder”, under contained in Section 203 the DGCL. Except as expressly permitted by this Section 5.3, from and after the date hereof until the receipt of the Company Stockholder Approval, or, if earlier, the termination of this Agreement in accordance with Article 7, neither the Company Board nor any committee thereof shall (A) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal, (B) withdraw, change or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (C) publicly make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act in accordance with Section 5.3(g), (D) following the date of any Acquisition Proposal (other than an Acquisition Proposal that is a tender or exchange offer described in clause (C)) or any material modification thereof is publicly announced or disclosed, fail to issue a press release to reaffirm the Company Board Recommendation within 10 Business Days after Parent so requests in writing (or, if earlier, at least two Business Days prior to the Company Meeting) (it being understood that the Company will have no obligation to make such reaffirmation more than once per each public announcement) (E) approve or cause the Company to enter into any merger agreement, letter of intent, memorandum of understanding, agreement in principle, joint venture or partnership agreement, or other similar agreement relating to any Acquisition Proposal, (F) fail to include the Company Board Recommendation in the Proxy Statement or (G) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (A) through (G) of this sentence, a “Change of Board Recommendation”). Without limiting the foregoing, it is understood that any breach of the restrictions contained in this Section 5.3 by any of the Company’s Representatives at the direction of the Company shall be deemed to be a breach of this Section 5.3 by the Company.

(b)            In addition, from and after the date hereof, the Company (i) shall not modify, amend or terminate, or waive, release, or assign any standstill provisions or similar agreements with any Third Party and (ii) shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements; provided, that if the Company Board determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision or similar agreement would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law, the Company may waive such standstill or similar agreement.

(c)             Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the receipt of the Company Stockholder Approval, the Company receives a bona fide written Acquisition Proposal from a Third Party, which Acquisition Proposal did not result from a material breach of this Section 5.3, and the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that (i) such Acquisition Proposal constitutes or would reasonably be expected to result in or lead to a Superior Proposal, and (ii) the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company to the Third Party making such Acquisition Proposal and its Representatives if, and only if, prior to furnishing such information, such Third Party has executed an Acceptable Confidentiality Agreement, and (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided that any non-public information concerning the Company provided or made available to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub prior to or concurrently with such disclosure to such Third Party, except to the extent providing Parent or Merger Sub with such information would violate any applicable Law.

(d)            From and after the date hereof, the Company shall (i) promptly (and in any event within 24 hours) notify Parent in the event that the Company receives any proposal, or offer, that constitutes, or would reasonably be expected to result in, an Acquisition Proposal, which notice shall include a summary of the material terms and conditions of (and the identity of the Third Party making) such proposal, offer, inquiry or request and shall include with such notice, a copy of such proposal or offer and copies of any other documents, in each case, evidencing or specifying the material terms and conditions of such proposal, offer, inquiry or request, to the extent provided in writing (or, where no such copy is available, a reasonable description of such proposal or offer) and (ii) thereafter keep Parent reasonably informed on a reasonably prompt (and, in any event within 24 hours) basis of any material developments with respect to, or any material change to the key terms of, any such Acquisition Proposal, including by providing copies of any additional draft agreements relating to, or written proposals containing any material term of, any such Acquisition Proposal received by the Company or any of its Representatives.

(e)             Notwithstanding anything to the contrary contained in Section 5.3(a), if after the date hereof the Company receives a bona fide written Acquisition Proposal from a Third Party that did not result from a material breach of this Section 5.3, and the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, (i) such Acquisition Proposal constitutes a Superior Proposal, and (ii) the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may at any time prior to the receipt of the Company Stockholder Approval, (i) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement pursuant to Section 7.1(f), in either case subject to the requirements of this Section 5.3(e). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(e) or terminate this Agreement pursuant to Section 7.1(f) unless:

(i)            the Company shall have provided to Parent four Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall specify the material terms and conditions of such Acquisition Proposal, and shall have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Acquisition Proposal;

(ii)           during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent and its Representatives regarding any amendment to this Agreement proposed in writing by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

(iii)          the Company Board shall have considered in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the last day of the Notice Period and shall have determined in good faith after consultation with the Company’s financial advisors and outside legal counsel that (I) the Superior Proposal continues or would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect, and (II) the failure to take such action would reasonably likely be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law.

In the event of any material revisions to such Superior Proposal offered in writing by the Third Party making such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(e) with respect to such new written notice, except that the Notice Period shall be two Business Days with respect to any such revised Superior Proposal.

(f)             Notwithstanding anything to the contrary contained in Section 5.3(a), the Company Board (or a duly authorized committee thereof) may at any time prior to the receipt of the Company Stockholder Approval effect a Change of Board Recommendation if (i) the Company Board (or a duly authorized committee thereof) determines that an Intervening Event has occurred and is continuing and (ii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company, but such Change of Board Recommendation shall not occur until a time that is after the fourth Business Day following Parent’s receipt of written notice from the Company advising Parent of the material information and facts relating to such Intervening Event and stating that it intends to make a Change of Board Recommendation and provided that (A) during such four Business Day period the Company has negotiated in good faith with Parent and its Representatives to the extent Parent wishes to negotiate to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with the Company Board Recommendation and (B) at the end of such four Business Day period, the Company Board maintains its determination described in the foregoing clause (ii) (after taking into account any adjustments offered in writing by Parent to the material terms and conditions of this Agreement).

(g)            Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company or violate applicable Law; provided that any disclosure by the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to such public disclosure, a Change of Board Recommendation has been made in compliance with this Section 5.3. The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

(h)            For purposes of this Agreement:

(i)            “Acquisition Proposal” means any offer or proposal, or any indication of interest, from a Third Party concerning (A) a merger, consolidation or other business combination transaction with the Company, (B) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company representing 25% or more of the assets of the Company, based on their fair market value as determined in good faith by the Company Board (or any duly authorized committee thereof), (C) an issuance (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing 25% or more of the voting power of the Company, or (D) any combination of the foregoing (in each case, other than the Merger).

(ii)           “Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence that is material to the Company that (A) was not known to the Company Board as of or prior to the date of this Agreement (or if known, the consequences of which are not known on or prior to the date of this Agreement), and (B) does not involve or relate to (I) an Acquisition Proposal or (II) the fact that the Company exceeds any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any internal or published projections, budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations (provided that, for purposes of this clause (II), the underlying cause of any event, change, effect, development, state of fact, condition or occurrence may constitute or be taken into account in determining whether there has been an Intervening Event).

(iii)          “Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “25%” shall be replaced by “50%”) that the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, taking into account such factors as the Company Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposal, as well as to the extent third party financing is contemplated, the nature of such financing and any commitments with respect thereto), is more favorable from a financial point of view to the Company’s stockholders than the Merger and the Transactions (including any binding commitments made by Parent to the Company in writing to amend the terms of this Agreement during the periods contemplated by Section 5.3(e)).

5.4            SEC Filings; Other Actions.

(a)            As promptly as reasonably practicable (and in no event later than 20 Business Days) after the execution of this Agreement, the Company shall prepare and file a preliminary version of the Proxy Statement with the SEC, which shall, subject to Section 5.3, include the Company Board Recommendation. Parent and Merger Sub, and their counsel, shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. The Company shall use all reasonable best efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement and to have the Proxy Statement cleared by the SEC and its staff under the Exchange Act as promptly as practicable after such initial filing. The Company shall provide Parent and its counsel with copies of any written comments, and shall provide them a summary of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Proxy Statement, in each case as promptly as practicable (and in any event within 48 hours) after receipt of such comments, and any written or oral responses thereto. Parent and its counsel shall be given a reasonable opportunity to review any such responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. Parent and Merger Sub shall furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their Affiliates as promptly as practicable after the date hereof.

(b)            The Company shall cause the definitive Proxy Statement to be filed with the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable after the preliminary Proxy Statement has been filed with the SEC pursuant to Section 5.4(a) and cleared by the SEC and its staff under the Exchange Act. For purposes of the prior sentence, the Proxy Statement shall be deemed to be “cleared by the SEC” on (i) the date that is 10 calendar days (calculated in accordance with Rule 14a-6(a) promulgated under the Exchange Act) after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or affirmatively notify the Company that the SEC will review such preliminary Proxy Statement or (ii) in the event that the SEC affirmatively notifies the Company during such 10-calendar day period that it does not intend to review the Proxy Statement or that the SEC has completed its review and has no further comments on the Proxy Statement.

(c)             Subject to the other provisions of this Agreement, as promptly as reasonably practical after the filing of the definitive Proxy Statement with the SEC, the Company shall (i) take all action necessary in accordance with the DGCL, the Company Charter, and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly (but in no event later than 35 days following the date on which the definitive Proxy Statement is first mailed to the Company’s stockholders) for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), and (ii) subject to a Change of Board Recommendation in accordance with Section 5.3, shall include the Company Board Recommendation in the Proxy Statement and use all reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement. The Company shall consult with Parent regarding the record date of the Company Stockholders’ Meeting, prior to setting such date. Notwithstanding anything to the contrary in this Agreement, the Company may adjourn, recess, or postpone, and at the request of Parent (on no more than two occasions) it shall adjourn, recess or postpone, the Company Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, respectively, reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or to obtain the Company Stockholder Approval (provided, that, unless agreed in writing by the Company and Parent, all such adjournments, recesses or postponements shall be for periods of no more than five (5) Business Days each (not to exceed 10 Business Days in the aggregate)). The Company may also postpone or adjourn the Company Meeting from time to time (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary or advisable and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting, or (iii) if required by applicable Law. The Company shall use reasonable best efforts to provide Parent with periodic updates (including voting reports) concerning proxy solicitation results, as reasonably requested by Parent.

5.5            Appropriate Action; Consents; Filings.

(a)             Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, and to cause to its Affiliates and Subsidiaries to take, all actions that are necessary, proper or advisable under this Agreement and applicable Law, including Competition Law, to consummate and make effective the Merger and the other Transactions as promptly as practicable, including using reasonable best efforts to: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Contract to which the Company or Parent or any Parent Subsidiary is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary or advisable actions or nonactions, waivers, consents, clearances, waiting period expirations or terminations, approvals, licenses, permits, orders and authorizations from Governmental Entities (including those in connection with applicable Competition Laws) (such items “Governmental Permits”), make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain any necessary or advisable Governmental Permits from, or to avoid any Proceeding by, any Governmental Entity, (iii) vigorously resist, contest and defend against (including through all available appeals) any Proceeding challenging the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order that is in effect and that could delay, restrict, prevent or prohibit consummation of the Transactions, and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement. Each of the parties shall promptly furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each party shall consult with the other party in connection with, all of the information relating to the Company or Parent or any Parent Subsidiary, as the case may be, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Merger and the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent or any Parent Subsidiary, as the case may be, from any Governmental Entity and/or Third Party with respect to such transactions. Company and Parent will, and will cause each of their Affiliates to, consult and cooperate with the other party and will consider in good faith the views of the other party in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the Transactions, and to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the Transactions and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with obtaining Governmental Permits or any Proceeding. In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and shall cause their respective Affiliates to, (A) make or cause to be made all filings required under applicable Competition Laws with respect to the Transactions as promptly as practicable and, in any event, file all required or advisable HSR Act filings or notifications within ten Business Days after the date of this Agreement, provided, that there are no changes in the applicable regulations under the HSR Act between the date hereof and the date of filing pursuant to the HSR Act, in which instance Company and Parent shall (A) use reasonable best efforts to file notifications under the HSR Act as promptly as practicable after the announcement of such changes and (B) make any other submissions with respect to this Agreement required or advisable under the HSR Act.

(b)            Without limiting this Section 5.5, Parent agrees to take, and to cause its Affiliates and the Parent Subsidiaries to take (and the Company shall reasonably cooperate with Parent in connection therewith), any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as promptly as practicable (and in any event, no later than the Outside Date), including (i) offering, proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, divestiture, licensing or disposition of any assets, properties, businesses, commercial relationships or interests of Parent or any of its Affiliates or Subsidiaries or (ii) accepting any operational restrictions or otherwise taking or committing to take actions that limit Parent’s, or any of its Affiliates’ or the Parent Subsidiaries’ (including, after the Closing, the Company’s) freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent, the Parent Subsidiaries or the Company, in each case, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other Order in any suit or Proceeding, which would otherwise have the effect of preventing or delaying the Closing, as applicable. Notwithstanding anything to the contrary herein, Parent’s obligations under this Section 5.5(b) and Section 5.5(c) shall be absolute and not qualified by “commercially reasonable efforts” or “reasonable best efforts”. If such efforts fail to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur, then Parent shall vigorously contest, resist and defend against through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order that would restrict, prevent or prohibit the Closing or prevent the Closing from occurring as promptly as practicable (and in any event, no later than the Outside Date). Notwithstanding the foregoing or any other provision of this Agreement, none of Parent, its Affiliates, any Parent Subsidiary or the Company shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets, properties or businesses of Parent or the Company or any of their respective Subsidiaries that, in each case, is not conditioned on the Closing of the Transactions.

(c)             Neither Parent nor Merger Sub shall: directly or indirectly acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by lease, license, or any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could increase the risk of (A) any delay in the obtaining of, or of not obtaining, any Governmental Permits necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) any Governmental Entity seeking an Order prohibiting the consummation of the Transactions, (C) Parent and its Affiliates and Subsidiaries not being able to remove any such Order on appeal or otherwise, or (D) delay or prevention of the Closing.

(d)            Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.6            Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or Nasdaq (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied. Any such notice pursuant to this Section 5.6 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice, and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 6 have been satisfied or give rise to any right of termination set forth in Article 7.

5.7            Public Announcements. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.7 shall not apply to any public release or public announcement (x) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal, a Change of Board Recommendation or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate Section 5.3 or (y) in connection with any dispute between the parties regarding this Agreement or the Transactions. The press release announcing the execution and delivery of this Agreement shall not be issued prior to the approval of each of the Company and Parent. The Company shall file one or more current reports on Form 8-K with the SEC attaching the announcement press release and a copy of this Agreement as exhibits.

5.8            Employee Benefit Matters

(a)             During the period commencing at the Closing Date and ending on the later of (x) the date that is twelve months following the Closing Date or (y) December 31, 2025 (the “Continuation Period”), Parent shall provide or cause its Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company immediately prior to the Effective Time who as of the Closing, continue their employment with Parent, the Surviving Corporation or any Subsidiaries or Affiliates thereof (each a “Continuing Employee”), during any period of employment with the Surviving Corporation following the Closing, (i) a base salary or wage rate that is not less than the base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) a target cash bonus and incentive opportunity, including commissions, that is not less than the target cash bonus and incentive opportunity, including commissions, provided to such Continuing Employee immediately prior to the Effective Time, and (iii) other compensation and benefits (excluding equity and equity-based awards, defined benefit pension, nonqualified deferred compensation arrangements, multiemployer pension, retiree health or welfare benefits and any special or non-recurring payments) that are substantially similar in the aggregate to the compensation and benefits provided by the Company to similarly situated employees as of immediately prior to the Effective Time.

(b)            To the extent the annual bonuses for the fiscal year in which the Effective Time occurs remain unpaid as of Closing (whether Closing occurs in such fiscal year in which the Effective Time occurs or the following fiscal year), Parent shall pay bonuses provided under the Company’s annual performance bonus programs for such applicable fiscal year in which the Effective Time occurs to each Continuing Employee (measured as of immediately prior to the Closing) based on an amount no less than the greater of the Continuing Employee’s (i) target annual incentive award and (ii) the annual incentive award earned by such Continuing Employee based on the actual level of performance through the latest practicable date prior to the Effective Time as reasonably determined by the Compensation Committee of the Company Board of Directors and as provided under such annual incentive plan (the “Annual Bonuses”). Subject to Section 5.8(b) of the Company Disclosure Schedule, the Annual Bonuses shall be paid by Parent or a Subsidiary of Parent (including the Surviving Corporation) at the time or times that the Annual Bonuses would normally be paid by the Company, but in all events within sixty (60) days following the end of the applicable fiscal year; provided that, except as set forth in Section 5.8(b) of the Company Disclosure Schedule, such Annual Bonuses shall be subject to the applicable Continuing Employee’s service through the date of payment. The Company and Parent shall use reasonable best efforts to agree upon a mechanism for communicating the bonus amounts that shall be paid pursuant to this Section 5.8(b) and the timing of such payments.

(c)             Without limiting the generality of Section 5.8(a), from and after the Effective Time, Parent shall, or shall cause the Parent and its Subsidiaries, including the Surviving Corporation, to, assume, honor and continue until all obligations thereunder have been satisfied, all of the Company’s employment and retention plans, policies, programs, agreements and arrangements, and the Company Deferred Compensation Plan and the rabbi trust established thereunder, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto. In addition, without limiting the generality of Section 5.8(a), from and after the Effective Time and during the period ending on the last day of the Continuation Period or, if sooner, until all obligations thereunder have been satisfied, Parent shall, or shall cause the Parent and its Subsidiaries, including the Surviving Corporation, to provide severance or termination benefits for each Continuing Employee pursuant to equal to the Company’s severance and termination plans, policies, programs, agreements and arrangements, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), including without limitation, the Company Benefit Plans set forth on Section 5.8(c) of the Company Disclosure Schedule, without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto (or, if a Continuing Employee is not eligible for severance under any Company plan, policy, program, agreement or arrangement as of the Effective Time, the severance benefits set forth on Section 5.8(f) of the Company Disclosure Schedule).

(d)            Prior to the Closing Date, and only if mutually agreed to between the parties, the Company shall take, or cause to be taken, all actions reasonably required implementing the following with respect to, and under the Company Deferred Compensation Plan: (i) within thirty days prior to the Closing Date, adopt Company resolutions approving termination and liquidation of the Company Deferred Compensation Plan and the related rabbi trust, effective as of the Closing Date; (ii) take all actions reasonably required to fully distribute the vested accounts of the current or former employees of the Company or any Company Subsidiary, according to the terms of the Company Deferred Compensation Plan, but in any events within 12 months following the Closing Date (or such other period required to ensure compliance with Section 409A of the Code).

(e)             With respect to benefit plans maintained by Parent or any of its Subsidiaries, including the Surviving Corporation (excluding equity and equity-based awards, defined benefit pension, nonqualified deferred compensation arrangements, multiemployer pension, retiree health or welfare benefits and any special or non-recurring payments, but including, without limitation, severance plans, any defined contribution retirement benefits, health benefits, welfare benefits, vacation and paid time-off), for all purposes, including determining eligibility to participate, level of benefits, and vesting and benefit accruals, each Continuing Employee’s service with the Company (or any predecessors), as reflected in the Company’s records, shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(f)             Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to use reasonable best efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to use reasonable best efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

(g)            Parent acknowledges and agrees that the consummation of the Closing shall constitute a change in control (or term of similar import) of the Company for purposes of the Company Benefit Plans and any awards thereunder. Without limiting the generality of the foregoing, Parent shall, and shall cause the Company to, honor the Company’s retention program providing for retention payments as set forth on Section 5.8(g) of the Company Disclosure Schedule on the terms as set forth on Section 5.8(g)of the Company Disclosure Schedule (the “Retention Program”).

(h)            Notwithstanding anything in this Agreement to the contrary, with respect to any Continuing Employees who are covered by a Labor Contract, Parent’s obligations under this Section 5.8 shall be in addition to, and not in contravention of, any obligations under the applicable Labor Contract or applicable Law. At all times following the Closing date, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, comply with the terms and conditions of all applicable Labor Contracts, as may be amended from time to time.

(i)              Without limiting the generality of Section 8.10, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective Affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.

5.9            Indemnification.

(a)             From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) the Company Charter, the Company Bylaws or similar organizational documents in effect as of the date of this Agreement and (iii) any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement, each present and former director and officer of the Company and its employees who serves as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b)            Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of the current or former directors or officers of the Company or any of its Subsidiaries and each employee of their respective employees who serves as a fiduciary of a Company Benefit Plan as provided in its certificates of incorporation, bylaws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and bylaws or similar organizational documents in effect as of the date of this Agreement or in any Contract of the Company with any of its directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c)             For six years from and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally responsible for maintaining for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in structure, terms of coverage and limits of coverage than the existing policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by the Company, which amount is set forth on Section 5.9(c) of the Company Disclosure Schedule (the “Maximum Amount”). If the Surviving Corporation is unable to obtain the insurance required by this Section 5.9(c) because its cost exceeds the Maximum Amount, it shall obtain as much comparable insurance as possible for the years within such six-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase, a six year prepaid “tail” directors’ and officers’ and fiduciary liability insurance policy for the Company and its then current and former directors and officers, such tail policy to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable in the aggregate to the insured Persons than the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, that the Company shall not pay an aggregate amount for such policy in excess of the Maximum Amount, and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.9(c) because its cost exceeds the Maximum Amount, it shall obtain as much comparable insurance as possible for the years within such six-year period for a premium equal to the Maximum Amount.

(d)            In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

(e)             Parent hereby acknowledges that one or more Indemnitees may have certain rights to indemnification, advancement of expenses or insurance provided by Persons other than the Company or any of its Subsidiaries (the “Other Indemnitors”). Parent hereby acknowledges and agrees that (i) Parent and the Surviving Corporation are the indemnitor of first resort with respect to any Proceeding or investigation, whether civil, criminal, administrative or investigative, and any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with such Proceeding or investigation, in each case covered by the terms of this Section 5.9, (ii) Parent and the Surviving Corporation shall be required to advance the full amount of expenses incurred by such Indemnitee and shall be liable for the full amount of all liabilities paid in settlement to the extent legally permitted and as required by the terms of this Section 5.9, without regard to any rights such Indemnitee may have against the Other Indemnitors, and (iii) Parent and the Surviving Corporation irrevocably waive, relinquish and release the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Parent further agrees that no advancement or payment by the Other Indemnitors on behalf of any such Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from Parent and/or the Surviving Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against Parent and the Surviving Corporation. Parent and each Indemnitee agree that the Other Indemnitors are express third-party beneficiaries of the terms of this Section 5.9(e).

(f)             The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organizational documents in effect as of the date of this Agreement or in any Contract of the Company in effect as of the date of this Agreement. The obligations of Parent under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(g)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification or advancement of expenses provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

5.10            Parent Agreements Concerning Merger Sub. During the period from the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 7, Merger Sub shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or contemplated by this Agreement, and, subject to the foregoing, neither Parent nor Merger Sub shall take or agree to take any action that would prevent or materially delay the consummation of the Transactions. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

5.11            Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other Transactions, then the Company and the Company Board shall use reasonable best efforts to take all action reasonably available to it to render such Law inapplicable to the foregoing.

5.12            Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13            Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against the Company and/or its directors and/or officers relating to the Transactions, including the Merger. The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof. Without limiting the foregoing, Parent shall be provided with the right to review and comment on all material filings or responses to be made by the Company in connection with, any such stockholder litigation (and the Company shall give due consideration to Parent’s comments and other advice with respect to such stockholder litigation, including with respect to strategy and any significant decisions related thereto), and with the opportunity to consult on the settlement, release, waiver or compromise of any such Legal Proceeding.

5.14            Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from the Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

5.15            Parent Financing and Financing Cooperation.

(a)            Parent shall use its reasonable best efforts to take and shall cause each of its Subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing in an amount sufficient to fund the Financing Amounts on the date on which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing required to pay the Financing Amounts (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter and without any Prohibited Modification, (iii) satisfy on a timely basis all conditions required to be satisfied by it in the Commitment Letters and the Definitive Agreements and complying with its obligations thereunder and causing its advisors to deliver any opinions and other deliverables thereto and (iv) enforce its rights under the Commitment Letters and the Definitive Agreements in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in the Debt Commitment Letter or the Definitive Agreements (other than the consummation of the Merger, those conditions that by their nature are to be satisfied at the Closing and those conditions the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) have been satisfied, Parent and Merger Sub shall seek to enforce its rights against other parties to the Debt Commitment Letter, and shall use reasonable best efforts to cause the Debt Financing Entities to, comply with their respective obligations thereunder, including to fund the Debt Financing. Neither Parent, Merger Sub nor any of their Subsidiaries shall, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement, or modification to, or any waiver of, any provision or remedy under, the Debt Commitment Letter or any Definitive Agreement if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Debt Financing, (B) reduces the aggregate principal amount of the Debt Financing below the amount necessary to satisfy the Financing Amounts, (C) adversely affects the ability of Parent or Merger Sub to enforce its rights against other parties to the Debt Commitment Letter or any Definitive Agreement as so amended, replaced, supplemented or otherwise modified relative to the ability of Parent or Merger Sub to enforce its rights against the Debt Financing Entities as in effect on the date of this Agreement or (D) could otherwise reasonably be expected to prevent, impair, impede or materially delay the consummation of the Merger and the other Transactions (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); provided that the Debt Commitment Letter may be amended to add additional lenders, lead arrangers, bookrunners, coordinators, managers, purchasers, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement so long as any such addition would not effect a Prohibited Modification, or (ii) terminate or cause the termination of any the Debt Commitment Letter or any Definitive Agreement. Parent shall promptly deliver to the Company copies of any amendment, replacement, supplement, termination, modification or waiver to the Debt Commitment Letter and/or Definitive Agreements.

(b)            In the event that any portion of the Debt Financing required to pay the Financing Amounts becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company in writing of such unavailability and the reason therefor and (ii) subject to the last sentence of this Section 5.15(a), use reasonable best efforts, and cause each of its Subsidiaries and Affiliates to use their respective reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative debt financing for any such unavailable portion from the same or alternative sources (the “Replacement Financing”) in an amount sufficient, when taken together with the available portion of the Debt Financing, to pay the Financing Amounts, and which does not include any Prohibited Modifications. Parent shall provide the Company with prompt written notice (i) of any actual breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement of which Parent becomes aware and (ii) upon receipt of any written notice or other written communication from any Debt Financing Entity with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement of any provision thereof. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to consummate the Debt Financing, including any Replacement Financing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.15 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter, or agree to terms materially less favorable to Parent or the Company than the terms contained in or contemplated by the Debt Commitment Letter as of the date hereof (in either case, whether to secure waiver of any conditions contained therein or otherwise).

(c)            The foregoing notwithstanding, compliance by Parent with this Section 5.15 shall not relieve Parent of its obligations to consummate the Transactions whether or not the Debt Financing or any Replacement Financing is available.

(d)            To the extent Parent obtains Replacement Financing or amends, replaces, supplements, modifies or waives the Debt Commitment Letter or the Definitive Agreements, in each case pursuant to this Section 5.15 (and not including any Prohibited Modification), references to the “Debt Financing,” “Debt Financing Entities,” “Debt Financing Parties,” “Debt Commitment Letter,” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to include such Replacement Financing, the financing sources and/or their related parties in respect thereof, the commitments thereunder and the agreements with respect thereto, as so amended, replaced, supplemented modified or waived. Parent shall use reasonable efforts to coordinate the requests for information or meetings or other items requiring the Company’s cooperation hereunder as among all Debt Financing Entities, including with respect to any Replacement Financing.

5.16            Company Financing Cooperation.

(a)             Prior to the Closing, the Company shall use its reasonable best efforts, and shall to cause its Representatives to use their reasonable best efforts, to provide customary cooperation in connection with the arrangement and implementation of the Debt Financing, to the extent reasonably requested by Parent in writing, which shall consist of using reasonable best efforts to do the following:

(i)            subject to the Confidentiality Agreement, as promptly as reasonably practicable (A) furnish Parent with the Required Financial Information, and (B) in the event the Debt Financing includes an offering of debt securities, all other financial information and data of the Company and its subsidiaries, including monthly management accounts, as available, required to support the independent accountants of the Company to provide customary “comfort” (including customary “negative assurance” comfort) in connection with such Debt Financing and (C) inform Parent if the chief executive officer, chief financial officer, treasurer, controller or comparable officer of the Company shall have knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in the Required Financial Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;

(ii)            cause members of senior management of the Company to participate in a reasonable number of customary meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, at reasonable and mutually agreed times and with reasonable advance notice, and in each case which shall be telephonic or held by videoconference unless otherwise agreed to by the Company;

(iii)           in the event the Debt Financing includes an offering of debt securities, assist Parent and the Debt Financing Entities in their preparation of the Offering Documents and review and comment on Parent’s draft of a business description and a “Management’s Discussion and Analysis” of the financial statements to be included in such Offering Documents;

(iv)          in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to (A) provide, consistent with customary practice, customary accountant’s comfort letters (including “negative assurance” comfort and change period comfort), together with drafts of such comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any debt securities being issued in connection with the Debt Financing, and consents from the Company’s independent auditors with respect to financial information regarding the Company and any audit reports issued thereon (it being understood that any such comfort will be in relation to GAAP and in accordance with GAAS) and (B) attend a reasonable and customary number of accounting due diligence sessions and drafting sessions, which sessions shall be telephonic or held by videoconference and held at reasonable and mutually agreed times and with reasonable advance notice;

(v)           assist Parent in its preparation of, and facilitate execution and delivery as of but not prior to the Closing (and subject to clause (b) below) of the Definitive Agreements and the schedules and exhibits thereto, it being understood that the effectiveness of such documents shall be conditioned upon the occurrence of the Closing;

(vi)          use reasonable best efforts to deliver any original stock certificates and appropriate instruments of transfer of wholly owned Subsidiaries of the Company that are reasonably available to the Company and constitute collateral for the Debt Financing; it being understood that the effectiveness of such pledges shall be conditioned upon the occurrence of the Closing;

(vii)            furnish Parent and the Debt Financing Entities at least three Business Days prior to the Closing Date (solely to the extent requested by Parent in writing at least ten Business Days prior to the Closing Date) with all documentation and other information related to the Company reasonably requested by the Debt Financing Entities due to requirements of Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended and the requirements of 31 C.F.R. § 1010.230;

(viii)            solely with respect to financial information and data derived from the Company’s historical books and records and already prepared or collected by the Company in the ordinary course of business, provide reasonable and customary assistance to Parent with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Debt Financing Entities and customary to be included in any marketing materials or Offering Documents or of the type required by the Debt Commitment Letter (provided that the Company shall not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto and, for the avoidance of doubt, shall not be obligated to provide any Excluded Information and provided further that the Company’s assistance to Parent with the preparation of pro-forma financial information and pro-forma financial statements shall not require the Company or any member of management to review approve or validate any financial information of Parent);

(ix)            subject to clause (b) below, facilitate the taking, no earlier than the Closing, of customary corporate approvals, reasonably requested by Parent to permit the consummation of the Debt Financing (provided, that no such action shall be required of the Company Board);

(x)            to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and not the Parent, provide reasonable cooperation in satisfying the conditions precedent set forth in the Debt Commitment Letter as in effect as of the date hereof or any definitive agreement relating to the Debt Financing including any purchase or underwriting agreement, in each case as reasonably requested by the Debt Financing Entities (provided that any such conditions precedent related to a Definitive Agreement are not more onerous or impose any additional requirements than the conditions precedent set forth in the Debt Commitment Letter); and

(xi)            provide reasonable and customary updates to materials provided in the due diligence process and reasonable access, at mutually agreed times and places and on a reasonable and customary number of occasions to the Company’s books and records and relevant personnel to the extent necessary to facilitate issuance of 10b-5 opinions by counsel to Parent and Merger Sub in connection with the issuance of high yield bonds customary for debt financing of the type consistent with the Debt Financing, at mutually agreed times and places.

(b)            The foregoing notwithstanding, neither the Company nor any of its Representatives shall be required to take or permit the taking of any action pursuant to this Section 5.15 that could: (i) require the Company or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, opinion, instrument or agreement (except any authorization letters delivered pursuant to Section 5.16(a)(ii), customary management representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” as set forth in Section 5.16(a)(iv)), in each case, unless (A) such person will continue as an officer, director or equivalent of such entities following the Closing and (B) the effectiveness of such resolutions, consents, certificates, documents, instruments, agreements, changes or modifications is contingent upon the occurrence of the Closing, (ii) cause any representation or warranty in this Agreement to be breached by the Company, (iii) require the Company to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or otherwise incur any obligation under any agreement, certificate, document or instrument (except to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of the Closing), (iv) reasonably be expected to cause any director, officer, employee or stockholder of the Company to incur any personal liability, (v) reasonably be expected to conflict with the organizational documents of the Company or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Company Material Contract, (vii) require the Company or any of its respective Representatives to provide access to or disclose information that the Company determines would result in a loss of attorney-client privilege, work-product doctrine or other similar legal privilege or protection of the Company, provided, that, unless prohibited by applicable Law, the Company shall (x) notify Parent that the provision of such access or the disclosure of such information is being so withheld and (y) use commercially reasonable efforts to provide such access or make such disclosure in a manner that does not result in a loss of attorney-client privilege, work-product doctrine or other similar legal privilege or protection of the Company, as applicable, (viii) require the Company or any of its Representatives to prepare or deliver any Excluded Information, (ix) require the Company to qualify for, or apply for any listing of debt securities or obtain prospectus clearance in any European Economic Area jurisdiction related to the Debt Financing prior to the Closing or (x) unreasonably interfere with the ongoing operations of the Company. Nothing contained in this Section 5.15 or otherwise in this Agreement shall require the Company, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by it or its Representatives in connection with such cooperation and shall reimburse, indemnify and hold harmless the Company and its respective Representatives from and against any and all liabilities and losses suffered or incurred by them in connection with the arrangement of the Debt Financing or the transactions contemplated by this Section 5.15, any action taken by them at the request of Parent or its Representatives pursuant to this Section 5.15 and any information used in connection therewith (other than liabilities or losses resulting solely from information provided by the Company), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company or any of its Representatives, as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(c)            The Company shall use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”. Parent agrees to provide the Company drafts of all Offering Documents and all marketing materials for the Debt Financing with a reasonable time to review such documents and materials, and subject to Parent’s compliance with such obligation, the Company agrees to use reasonable best efforts to review all such Offering Documents and marketing materials and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to the Company or their respective securities. If the Company identifies any such information (“Identified MNPI”), and such information is customarily included in offering documents or marketing materials for debt financing of the type consistent with the Debt Financing, is reasonably requested by Parent to be included in the Offering Documents or marketing materials for the Debt Financing and does not include information as to which the Company reasonably objects (any such Identified MNPI, “Acceptable MNPI”), then the Company shall file a Current Report on Form 8-K containing such material non-public information. Parent shall remove all such Identified MNPI that is not Acceptable MNPI from such Offering Documents and marketing materials. Parent further agrees to give due consideration to the reasonable additions, deletions or changes suggested to such Offering Documents by the Company to the extent the Company’s review has identified any inaccuracies or misstatements regarding the Company.

(d)            All non-public or otherwise confidential information regarding the Company or any of its affiliates obtained by Parent or its Representatives pursuant to this Section 5.15 shall be kept confidential in accordance with the Confidentiality Agreement. The Company hereby consents to the use of its logos in connection with the Debt Financing; provided that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company.

(e)            Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 5.16, as it applies to the Company’s obligations under this Section 5.16, shall be deemed satisfied unless (i) the Company has failed to satisfy its obligations in any material respect under this Section 5.16, (ii) Parent has notified the Company of such failure in writing a reasonably sufficient amount of time prior to the Closing to afford the Company with a reasonable opportunity to cure such failure and (iii) such failure has been a proximate cause of Parent and Merger Sub’s failure to receive the proceeds of the Debt Financing.

5.17            FIRTPA Certificate. The Company shall deliver to Parent at Closing (a) a duly executed certification of the Company, prepared in accordance with Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c), dated as of the Closing Date, certifying that no interest in the Company is a “United States real property interest” within the meaning of Section 897(c) of the Code, and (b) a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2). The Company hereby authorizes Parent to deliver such certificate and notice to the U.S. Internal Revenue Service on behalf of the Company upon the Closing.

5.18            Resignations. Prior to the Effective Time, the Company will use its reasonable best efforts to cause each director of the Company to execute and deliver a letter to the Company effectuating such director’s resignation, effective as of the Effective Time, as a director of the Company.

Article 6
Conditions to Consummation of the Merger

6.1            Conditions to Obligations of Each Party under this Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)            The Company Stockholder Approval shall have been obtained.

(b)            Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(c)            The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order of any Governmental Entity of competent jurisdiction.

6.2            Conditions to Obligations of the Company under this Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a)            The representations and warranties of Parent and Merger Sub set forth in Article 4 (disregarding all materiality and Parent Material Adverse Effect or other similar qualifications contained therein) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified date or time, which need only be true and correct as of such date or time), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate with all other failures to be true and correct, a Parent Material Adverse Effect.

(b)            Parent and Merger Sub shall have performed and complied with in all material respects all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c)            Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

6.3            Conditions to Obligations of Parent and Merger Sub under this Agreement. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a)            (i) the representations and warranties of the Company contained in Section 3.6(b) shall be true in all respects as of the date of this Agreement and at and as of the Effective Time, (ii) the representations and warranties of the Company contained in Section 3.1(a), Section 3.2(c), Section 3.3, and Section 3.25 (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true in all material respects as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified date or time, which need only be true as of such date or time), (iii) the representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another date or specified time, which need only be true as of such date or time), and (iv) the other representations and warranties of the Company contained in Article 3 (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified date or time, which need only be true only as of such date or time), with, in the case of this clause (iv) only, only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The Company shall have performed and complied with in all material respects all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)            A Company Material Adverse Effect shall not have occurred since the date of this Agreement.

(d)            The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

6.4      Frustration of Closing Conditions(a)      . Neither Parent nor Merger Sub may rely on the failure of any conditions set forth in Section 6.1 or Section 6.3 to be satisfied if the primary cause of such failure was the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any conditions set forth in Section 6.1 or Section 6.2 to be satisfied if the primary cause of such failure was the failure of the Company to perform any of its obligations under this Agreement.

Article 7
Termination, Amendment and Waiver

7.1            Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after receipt of the Company Stockholder Approval, by action taken or authorized by the board of directors of the terminating party or parties:

(a)            By mutual written consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

(b)            By either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

(c)            By either the Company or Parent, if at any time prior to the Effective Time, any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such Order or other action shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall be available only if the party seeking to terminate this Agreement shall have complied with its obligations under Section 5.5;

(d)            By either the Company or Parent if the Effective Time shall not have occurred on or before May 8, 2025 (the “Outside Date”); provided, that neither the Company nor Parent shall be permitted to terminate this Agreement pursuant to this Section 7.1(d) if there has been any material breach by such party of its representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date;

(e)            By Parent, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board shall have effected a Change of Board Recommendation;

(f)            By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board determines to accept a Superior Proposal in accordance with Section 5.3; provided that the Company shall prior to or concurrently with such termination pay the Company Termination Fee to or for the account of Parent pursuant to Section 7.2;

(g)            By Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Section 6.3(a) or Section 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement such that any condition in Section 6.2(a) or Section 6.2(b) is not satisfied at the time of termination; or

(h)            By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Section 6.2(a) or Section 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any breach by the Company of its representations, warranties, covenants or agreements contained in this Agreement such that any condition in Section 6.3(a) or Section 6.3(b) is not satisfied at the time of termination.

7.2            Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail and this Agreement shall forthwith become void and have no further force and effect (other than this Section 7.2, Section 7.3, and Article 8, each of which shall survive termination of this Agreement), and there shall be no liability or obligation on the part of Parent, Merger Sub, any Parent Subsidiary or the Company, officers, directors or Representatives, except with respect this Section 7.2, Section 7.3, and Article 8; provided that any termination of this Agreement shall not relieve any party from any liability to any other party suffered or incurred as a result of Fraud or Willful and Material Breach by such other party (including, in the case of a breach by Parent, and pursuant to Section 261(a)(1) of the DGCL, damages payable to the Company based on the loss of the premium or right to receive the Merger Consideration that the stockholders of the Company would have received if the Merger were consummated pursuant to the terms of this Agreement) (“Benefit of the Bargain Damages”). For the avoidance of doubt, (i) only the Company (and not stockholders) may bring an action pursuing liability for such Benefit of the Bargain Damages and (ii) the Company may retain, without distribution to stockholders, any Benefit of the Bargain Damages received.

7.3            Company Termination Fee.

(a)            The parties hereto agree that if this Agreement is terminated by Parent pursuant to Section 7.1(e) or the Company pursuant to Section 7.1(f), then the Company shall pay to Parent prior to or concurrently with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee. The “Company Termination Fee” means $10,900,000.

(b)            The parties hereto agree that if (i) this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(g), (ii) after the date hereof and prior to the date of the Company Meeting, an Acquisition Proposal has been publicly announced and (x) if this Agreement is terminated pursuant to Section 7.1(b), such Acquisition Proposal was not withdrawn before the date such meeting is held or (y) if this Agreement is terminated pursuant Section 7.1(d) or Section 7.1(g), such Acquisition Proposal is not withdrawn prior to the date this Agreement is validly terminated pursuant to Section 7.1(d) or Section 7.1(g), and (iii) the Company enters into a definitive agreement with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above) within 12 months after such termination and the transaction contemplated by such Acquisition Proposal is consummated (whether during or after such 12-month period), then the Company shall pay the Company Termination Fee to Parent, no later than two Business Days after the consummation of such transaction. For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(h)(i), except that the references to “25%” shall be deemed to be references to “50%”.

(c)            All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(d)            Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Company Termination Fee, then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the successful collection of such overdue amount, including in connection with any related Proceeding, and (ii) the Company shall pay to Parent interest on the Company Termination Fee from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(e)            In circumstances where the Company Termination Fee is payable in accordance with Section 7.3(a) or Section 7.3(b), Parent’s receipt of the Company Termination Fee (if received) from or on behalf of the Company (and, if applicable, any amounts due under Section 7.3(d)) shall be Parent’s and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and any of its former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Representatives, Affiliates or assignees (each, a “Company Related Party” and collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided that nothing in this Section 7.3(e) shall limit the rights or remedies of Parent or any of its Affiliates under Section 8.14 or in the case of Fraud or Willful and Material Breach.

7.4            Limitation on Recourse. Any claim or cause of action under this Agreement may only be brought against Persons that are expressly named as parties, and then only with respect to the specific obligations set forth in this Agreement. No Company Related Party or Parent Related Party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company of or for any claim, investigation, or Proceeding, in each case under, based on, in respect of, or by reason of, this Agreement or the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise.

7.5            Amendment. This Agreement may be amended by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided that, after receipt of the Company Stockholder Approval, no amendment may be made which, by applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.6            Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) unless prohibited by applicable Law, waive compliance by the other with any of the agreements or covenants contained herein; provided that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 8
General Provisions

8.1            Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2            Fees and Expenses. Subject to Section 7.2, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same, whether or not the Merger is consummated. Notwithstanding the foregoing, Parent shall be solely responsible for and pay all filing fees incurred by any party in connection with obtaining Governmental Permits in connection with the Transactions.

8.3            Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the fifth Business Day after dispatch by registered or certified mail, (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent or Merger Sub, addressed to it at:

Almaviva S.p.A.

00137 Rome

Via di Casal Boccone, 188-190
Attention: Christian De Felice
Email: [***]

with a copy to (for information purposes only):

King & Spalding LLP

1185 6th Avenue

New York, NY 10036
Attention: Enrico Granata; Rob Leclerc
Email: [***]

If to the Company, addressed to it at:

1700 Carnegie Avenue

Santa Ana, CA 92705
Attention: Joe Bergera; Kerry Shiba

Email: [***]

with a copy to (for information purposes only):

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Attention: Steven B. Stokdyk

Brian P. Duff

Email: [***]

  [***]

8.4            Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that any such confidentiality agreement need not contain any standstill provision.

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For purposes of this definition, (i) “controls”, when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Deferred Compensation Plan” means the Company’s Deferred Compensation Plan as set forth on Section 3.11(a) of the Company Disclosure Schedule.

“Company Material Adverse Effect” means any change, event, occurrence or development (an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company; provided that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) and (c) of the below shall be so considered to the extent (and only to the extent) such Effect disproportionately impacts the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company, relative to other companies operating in the same industries:

(a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof,

(b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company operates in the United States or globally,

(c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis (including COVID-19, or any COVID-19 Measures or changes in such COVID-19 Measures after the date of this Agreement),

(d) actions or omissions required of the Company under this Agreement or taken or not taken at the request of, or with the consent of, the Parent or any of its Affiliates,

(e) the negotiation, announcement, pendency or consummation of this Agreement, the Transactions and the Merger, including the identity of, or the effect of any fact or circumstance relating to, the Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals or projections with respect to the Company, its employees (including any impact on the relationship of the Company, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners),

(f) any Proceeding arising from allegations of breach of fiduciary duty or violation of applicable Law relating to this Agreement or the Transactions,

(g) changes in the trading price or trading volume of Shares or any suspension of trading, or any changes in the ratings or the ratings outlook for the Company by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company (provided that, subject to the other exceptions set forth herein, the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred) or

(h) any failure by the Company to meet any revenue, earnings or other financial projections or forecasts (provided that, subject to the other exceptions set forth herein, the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Licensed Intellectual Property” means Intellectual Property that is licensed to the Company from a third party.

“Company Material Intellectual Property” means Company Licensed Intellectual Property and Company Owned Intellectual Property that is material to the business of the Company.

“Company Owned Intellectual Property” means Intellectual Property that is owned by the Company.

“Company Software” means all proprietary Software owned or purported to be owned by the Company.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Compliant” means with respect to the Required Financial Information, that (a) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company or omit to state any material fact regarding the Company necessary in order to make such Required Financial Information not misleading under the circumstances under which it was made available, (b) such Required Financial Information contains the financial and other information that would be required pursuant to all requirements of Regulation S-K and Regulation S-X under the Securities Act to be included in a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (c) the financial statements and other financial information included in such Required Financial Information are sufficiently current under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent accountants to issue a customary “comfort” letter to the Debt Financing Entities to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures; it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities).

“Contract” or “Contracts” means any contract, lease (whether for real or personal property), power of attorney, indenture, note, bond, mortgage, franchise, agreement, license or any other legally binding commitment of any kind with respect to which there are continuing rights, liabilities or obligations (but which shall not include purchase and sales orders).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, the Families First Act, the Payroll Tax Executive Order and IRS Notices 2020-22, 2020-65 and 2021-11.

“Dataroom” means the “Project Indigo” virtual dataroom hosted by Datasite.

“Debt Financing Entities” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, or to purchase securities from or place securities or arrange or provide loans for Parent in lieu of the Debt Financing under the Debt Commitment Letter, in connection with the Merger, including the parties to the Debt Commitment Letter and any joinder agreements, indentures or credit agreements (including any definitive agreements) relating thereto and their respective successors and assigns.

“Debt Financing Parties” means the Debt Financing Entities and their respective Affiliates and their and their respective affiliates’ former, current or future officers, directors, managers, employees, agents, attorneys, advisors, general or limited partners, shareholders and Representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Debt Financing Party (except with respect to any such affiliate of Parent (other than Merger Sub) to the extent acting in its capacity as (i) a Debt Financing Entity in accordance with the Debt Commitment Letter or (ii) lender or other purchaser or investor in Indebtedness of Parent or any of Parent’s Subsidiaries).

“Economic Sanctions/Trade Laws” means applicable Laws imposed, administered, or enforced from time to time by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom relating to anti-terrorism, the importation of goods, export controls, antiboycott, and economic sanctions, including Laws prohibiting or restricting international trade and financial transactions with Sanctioned Persons.

“Environmental Claims” means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability arising out of or relating to any Environmental Laws, Environmental Permits or the Release into the environment of, or exposure to, any Hazardous Materials, but shall not include any claims related to products liability.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Information” means (a) any description of post-Closing capital structure, including descriptions of indebtedness or equity or ownership of Parent or any of its affiliates (including the Company on or after the Closing Date), (b) any description of the Debt Financing (including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (c) any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments or any pro forma or projected information or pro forma financial statements, (d) risk factors relating to all or any component of the Debt Financing, (e) financial statements or information required by Rule 3-09, 3-10 or 3-16, 13.01 or 13.02 of Regulation S-X, any compensation discussion and analysis or other information required by Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (f) projections, (g) segment reporting and (h) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.

“Fraud” means, with respect to any party, the actual intentional fraud under Delaware law by such Party in the making of any of its representations and warranties set forth in this Agreement with actual knowledge of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies resulting in loss or damages, and shall not include constructive, equitable, promissory, unfair dealings or common law fraud or any tort based on negligence or recklessness.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“GAAS” means generally accepted auditing standards as in effect in the United States from time to time, which for the purposes of this Agreement, includes the standards of the Public Company Accounting Oversight Board (United States).

“Government Bid” means a bid, quote, tender, offer or proposal which, if accepted, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, teaming agreement, letter contract or other similar written arrangement between the Company, on the one hand, and (a) any Governmental Entity or (b) any higher-tier contractor of a Governmental Entity in its capacity as a higher-tier contractor, on the other hand. A purchase, task, or delivery order issued under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any national, federal, state, provincial, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, and any self-regulatory organization or stock exchange (including Nasdaq).

“Hazardous Materials” means any chemicals, materials, substances or wastes regulated as hazardous or toxic, or as pollutants or contaminants, under any Environmental Laws, including friable asbestos, urea formaldehyde, polychlorinated biphenyls, radon gas, crude oil or any fraction thereof, or petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Information Privacy and Security Laws” means any Laws or Orders pertaining to privacy, data protection or data transfer, including, not by way of limitation, all privacy and security breach disclosure Laws, that are applicable to the Company or the Parent and the Merger Sub, as the case may be.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction through the world: (a) patents and patent applications (whether provisional or non-provisional), including divisionals, continuations-in-part, substitutions, reissues, reexaminations, extensions or restorations of any of the foregoing; (b) trademarks, service marks, trade dress, trade names, and Internet domain names (whether or not registered) and similar indicia of source or origin, and all applications and registrations in connection therewith; (c) all copyrights (whether or not published) and works of authorship, whether or not copyrightable, and all applications and registrations in connection therewith; and (d) all trade secrets, know-how, inventions (whether or not patentable) discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques and all rights therein.

“IRS” means the United States Internal Revenue Service.

“Italian Golden Power Legislation” means Law Decree No. 21 of 15 March 2012 (as subsequently amended and supplemented) and the relevant implementing decrees.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.4(a) of the Company Disclosure Schedule after reasonable inquiry; and (b) when used with respect to Parent or Merger Sub, the actual knowledge after reasonable inquiry of the officers and directors of Parent and Merger Sub.

“Law” means any national, provincial, state, municipal and local laws, statutes, ordinances, rules, or regulations of any Governmental Entity or any Orders.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, covenant or option in respect of such property, equity interest or asset.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of Section 4001(a)(3) of ERISA.

“Nasdaq” means The NASDAQ Capital Market and any successor stock exchange or inter dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.

“Offering Documents” means prospectuses, private placement memoranda, offering memoranda, information memoranda and lender and investor presentations, in each case, to the extent the same are customary and required under the terms of the applicable Debt Commitment Letter or contemplated by the engagement letter concurrently therewith, in connection with the Debt Financing.

“Open Source Software” means open source, public source or freeware Software, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Mozilla Public License (MPL), the Berkeley Software Distribution (BSD) licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License, any derivative of the foregoing, or other Software that is licensed pursuant to a license that purports to require the distribution of or access to source code or purports to restrict one’s ability to charge for distribution of or to use Software for commercial purposes.

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity, whether temporary, preliminary or permanent.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially impairs or delays the consummation of the Merger or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Parent Related Party” means any of Parent’s or its Subsidiaries former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Representatives, Affiliates or assignees.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) non-exclusive licenses of Intellectual Property, (d) (i) matters of record, (ii) Liens that would be disclosed by a current, accurate survey or physical inspection of such real property, (iii) applicable building, zoning and land use regulations, and (iv) other imperfections or irregularities in title, charges, restrictions and other encumbrances that do not materially detract from the use of the Company Leased Real Property to which they relate, (e) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar ordinary course financing arrangements that are not overdue, (f) Liens that are rights of set-off, bankers’ liens or similar non-consensual Liens relating to deposit accounts or securities accounts in favor of banks, other depositary institutions and securities intermediaries solely to secure payment of fees and similar costs and expenses and arising in the ordinary course of business, (g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into the ordinary course of business, (h) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (i) such other Liens which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company as currently conducted or materially detract from the use, occupancy, value or marketability of the property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Proceedings” means all actions, suits, claims, litigation or any judicial or administrative proceedings or investigation, in each case, by or before any Governmental Entity.

“Proxy Statement” means a proxy statement or similar disclosure document relating to the adoption and approval of this Agreement by the Company’s stockholders.

“Required Financial Information” means (i) all financial statements, financial data, and other financial information reasonably and timely requested by the Parent regarding the Company (other than Excluded Information) of the type that would be required by Regulation S-K promulgated by the SEC and Regulation S-X promulgated by the SEC but limited to the type and form of information that is customarily included in an offering memorandum for offerings pursuant to Rule 144A of non-convertible to consummate the offering of Rule 144A “for life” high-yield bonds contemplated by the Debt Commitment Letter and the engagement letter executed concurrently therewith (it being understood all financial statements shall be prepared using GAAP) and for the avoidance of doubt shall include financial statements covering the most recently completed fiscal year and the most recently completed interim period; and (ii) such other pertinent or customary information regarding the Company as may reasonably and timely be requested by the Parent or the Debt Financing Entities to the extent that such information is of the type or form customarily included in an offering memorandum for offerings pursuant to Rule 144A of non-convertible Rule 144A “for life” high-yield bonds.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents, financing sources and other representatives.

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a country or territory that it itself the target of comprehensive sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic) (a “Sanctioned Country”); (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means, collectively, computer software (including drivers), firmware and other code incorporated or embodied in hardware devices, data files, source code and object codes, software tools, user interfaces, databases, manuals and other specifications and documentation relating to the foregoing and all know-how relating thereto.

“Subsidiary” of Parent, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or filed with a Governmental Entity in connection with the determination, assessment or collection of any Tax, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all U.S. federal, state, local or non-U.S. income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, environmental, unemployment, social security, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment or charge imposed by a Governmental Entity, together with any interest, penalty or addition thereto.

“Third Party” means any Person other than Parent, Merger Sub and their respective Affiliates and Representatives.

“Treasury Regulations” means regulations promulgated under the Code by the U.S. Department of the Treasury.

“Willful and Material Breach” means with respect to any material breach of a covenant or other agreement, that the breaching party took or failed to take action with Knowledge that the action so taken or omitted to be taken constituted, resulted in or caused a material breach of such covenant or agreement (it being agreed by the parties hereto that, without limiting the meaning of Willful and Material Breach, the following action, if it occurs, shall fall within the definition of a “Willful and Material Breach”: failure of Parent or Merger Sub to close pursuant to Section 1.2 hereof when all conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than conditions which by their nature cannot be satisfied until the Closing, but are capable of being satisfied at the Closing and conditions that are not satisfied primarily as a result a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement) and the Company stood ready, willing and able to consummate the Merger).

8.5            Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“2016 Plan”	Section 2.4(e)
“2024 Capital Expenditure Budget”	Section 5.1(m)
Acceptable MNPI	Section 5.16(c)
“Acquisition Proposal”	Section 5.3(h)(i)

“Affiliate Contract”	Section 3.22
“Agreement”	Preamble
“Annual Bonuses”	Section 5.8(b)
“Anti-Corruption Laws”	Section 3.9(b)
“Book-Entry Shares”	Section 2.2(b)(ii)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2(b)(i)
“Change of Board Recommendation”	Section 5.3(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Company”	Preamble
“Company Benefit Plan”	Section 3.11(a)
“Company Board”	Recitals
“Company Board Recommendation”	Section 3.3(b)
“Company Bylaws”	Section 3.1
“Company Charter”	Section 3.1
“Company Disclosure Schedule”	Article 3
“Company Equity Plans”	Section 2.4(e)
“Company ESPP”	Section 2.4(d)
“Company Lease Agreement”	Section 3.16(a)(v)
“Company Leased Real Property”	Section 3.14(b)
“Company Material Contracts”	Section 3.16(c)
“Company Meeting”	Section 5.4(c)
“Company Option”	Section 2.4(a)
“Company Preferred Stock”	Section 3.2(a)

“Company Product”	Section 3.20
“Company PSU”	Section 2.4(b)
“Company Registered Intellectual Property”	Section 3.18(a)
“Company Related Party”	Section 7.3(e)
“Company RSU”	Section 2.4(b)
“Company SEC Documents”	Section 3.5(a)
“Company SEC Financial Statements”	Section 3.5(c)
“Company Stockholder Approval”	Section 3.3(c)
“Company Termination Fee”	Section 7.3(a)
“Confidentiality Agreement”	Section 5.2(b)
“Continuation Period”	Section 5.8(a)
“Continuing Employee”	Section 5.8(a)
“Debt Commitment Letter”	Section 4.5(a)
“Debt Financing”	Section 4.5(b)
“Definitive Agreements”	Section 5.15(a)
“D&O Insurance”	Section 5.9(c)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3
“Effect”	Section 8.4
“Effective Time”	Section 1.2
“Final Exercise Date”	Section 2.4(d)
“Final Offering Periods”	Section 2.4(d)
“Financing”	Section 4.5(d)

“Financing Amounts”	Section 4.5(d)
“Governmental Permits”	Section 5.5(a)
“Identified MNPI”	Section 5.16(c)
“Indemnitee”	Section 5.9(a)
“Intervening Event”	Section 5.3(h)(ii)
“IOC Exceptions”	Section 5.1
“Inside Date”	Section 1.2
“IT Systems”	Section 3.18(e)
“Labor Contract”	Section 3.12(a)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Merger Sub”	Preamble
“Morgan Stanley”	Section 3.24
“Notice Period”	Section 5.3(e)(i)
“OFAC”	Section 8.4
“Other Indemnitors”	Section 5.9(e)
“Outside Date”	Section 7.1(d)
“Parent”	Preamble
“Parent Disclosure Schedule”	Article 4
“Parent Subsidiary”	Section 4.3(a)
“Paying Agent”	Section 2.2(a)
“Payor”	Section 2.5
“Permits”	Section 3.10
“Personal Data”	Section 3.18(g)
“Prohibited Modifications”	Section 5.15(a)
“Proposed Changed Terms”	Section 5.3(e)(iii)
“Replacement Financing”	Section 5.15(a)
“Retention Program”	Section 5.8(g)
“Service Provider”	Section 3.11(a)
“Shares”	Recitals
“Significant Customers”	Section 3.21
“Significant Suppliers”	Section 3.21
“Superior Proposal”	Section 5.3(h)(iii)
“Surviving Corporation”	Section 1.1(a)
“Takeover Statute”	Section 3.23
“Transactions”	Section 1.1(a)
“Vesting Eligible PSUs”	Section 2.4(b)

8.6            Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7            Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.8            Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder. Exhibits and Schedules annexed hereto or referred to hereby, including Exhibit A and Exhibit B hereto, are “facts ascertainable” as such term is used in Section 251(b) of the DGCL and, except as otherwise expressly provided herein, are not a part of this Agreement.

8.9            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent or collaterally assign their respective rights, interests or obligations hereunder, in whole or in part, for collateral security purposes to the Debt Financing Parties; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not fully and timely perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

8.10            No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 5.9 (with respect to which the Indemnitees shall be third party beneficiaries), and (b) as set forth in or contemplated by the terms and provisions of Section 7.3(e) or Section 8.16.

8.11            Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated; provided, that with respect to any Contract listed in the Company Disclosure Schedule, such references shall only include any amendments, replacements or modifications that are made available to Parent prior to the date hereof. Any Law referred to herein shall be deemed to also refer to all rules and regulations promulgated thereunder. All accounting terms used and not defined herein have the respective meanings given to them under GAAP, except to the extent otherwise specifically indicated or that the context otherwise requires. References to a Person are also to its successors and permitted assigns. If the last day of a period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement is not a Business Day, the period shall end on the immediately following Business Day. The words “made available to Parent” and words of similar import refer to documents (a) posted to the data room maintained by the Company or its Representatives in connection with the transactions contemplated by this Agreement, (b) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives or (c) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least one Business Day prior to the date of this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. References to “days” shall mean “calendar days” unless expressly stated otherwise. Whenever this Agreement requires the Merger Subs to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Merger Subs to take such action.

8.12            Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)            This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)            Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event such court does not have jurisdiction, Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Delaware State or Federal court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13            Counterparts. This Agreement may be signed in any number of counterparts, including electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14            Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving Fraud or a Willful and Material Breach. Notwithstanding the foregoing provisions of this Section 8.14 or anything else to the contrary in this Agreement, the Company shall not be entitled to specific performance or any other equitable relief to cause Parent to draw down proceeds of the Financing or to cause Parent to consummate the Merger or other Transactions or to otherwise effect the Closing prior to the Inside Date.

8.15            Confidentiality. Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto; provided that the Company hereby waives Parent’s obligations under any explicit or implicit “standstill” provisions therein.

8.16            Financing Parties. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and its Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the Transactions or the transactions contemplated thereby, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees not to bring or support or permit any of its Subsidiaries or its Affiliates to bring or support any legal action, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Parties in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the Transactions or the transactions contemplated thereby in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) agrees that service of process upon the Company, its Subsidiaries or its Affiliates in any such legal action shall be effective if notice is given in accordance with the terms hereof, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such court, (e) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of any other jurisdiction), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any Definitive Agreements that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law any rights or claims to trial by jury in any such legal action brought against the Debt Financing Parties in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the Transactions or the transactions contemplated thereby, (g) agrees that it shall not and shall not permit any of its Subsidiaries, its Affiliates or their respective Representatives to seek any action for specific performance against any of the Debt Financing Parties relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the Transactions or the transactions contemplated thereby, and (h) agrees that none of the Debt Financing Parties shall have any liability to the Company, its Subsidiaries, its Affiliates or their respective Representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the Transactions or the transactions contemplated thereby (subject to the last sentence of this Section 8.16), (i) agrees that Parent and Merger Sub may assign their respective rights and obligations hereunder (while remaining liable for their obligations hereunder) to the Debt Financing Parties pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing and (j) agrees that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 8.16, Section 8.7, Section 8.9, Section 8.10, and that such agreements, provisions and Sections and the definitions of “Debt Financing Entities” and “Debt Financing Parties” shall not be amended, modified or waived in any way adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Entities and shall survive the Closing Date. Notwithstanding the foregoing, nothing in this Section 8.16 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement, or any Debt Financing Party’s obligations under the Debt Commitment Letter (or, following the Closing Date the rights of the Company and its Subsidiaries against the Debt Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date).

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

Almaviva S.p.A.

By:	/s/ Christian de Felice
Name: Christian de Felice
Title: Chief Financial Officer

Merger Sub:

Pantheon Merger Sub Inc.

By:	/s/ Christian de Felice
Name: Christian de Felice
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

The Company:

Iteris, Inc.

By:	/s/ Joe Bergera
Name: Joe Bergera
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF
CERTIFICATE OF INCORPORATION
OF SURVIVING CORPORATION

See attached.

Exhibit 99.1

Iteris to Be Acquired by Almaviva for $335 Million

Iteris Shareholders to Receive $7.20 Per Share in Cash, Representing Significant Premium of 68%

AUSTIN, Texas – August 8, 2024 – Iteris, Inc. (NASDAQ: ITI) (“Iteris” or the “Company”), the world’s trusted technology ecosystem for smart mobility infrastructure management, today announced that it has entered into a definitive merger agreement to be acquired by Almaviva S.p.A. (“Almaviva”), a private Italian digital innovation group, in an all-cash transaction valuing Iteris at approximately $335 million equity value. Under the terms of the agreement, Iteris shareholders will receive $7.20 in cash for each share of Iteris common stock.

Iteris is a global leader in smart mobility infrastructure management with over 10,000 public agencies and private-sector enterprises that rely on the Company’s AI-powered ClearMobility Platform to monitor, visualize and optimize their mobility infrastructures. Almaviva is a leader in digital innovation, helping companies to embrace new digital platforms across a range of public and private market sectors. With a global network of 30 companies and 79 offices in Italy and abroad, Almaviva has built a global network of innovative solutions and services across digital transformation, digital reputation management and people-centered technology.

The cash purchase price represents a premium of approximately 68% to the Company’s closing share price on August 8, 2024. The transaction was unanimously approved and will be recommended to its shareholders by the Iteris Board of Directors.

“This announcement marks an exciting next chapter for Iteris and all of our stakeholders,” said Joe Bergera, President and CEO of Iteris. “Iteris has been a pioneer and leader in intelligent transportation systems for more than 15 years and the agreement we reached with Almaviva is a testament to the grit, determination and innovative spirit of our entire team. Almaviva shares our vision for the future of digital mobility and our commitment to excellence. With this transaction, our team will be strongly positioned to continue to innovate and expand the global adoption of our ClearMobility Platform.”

Approvals and Timing

The transaction is expected to close in 2024, subject to approval by Iteris shareholders, required regulatory approvals and other customary closing conditions. Almaviva intends to finance the transaction using committed debt financing. The transaction is not subject to a financing condition. Upon completion of the transaction, Iteris will become a privately held company, and its common stock will no longer be traded on Nasdaq.

For further information regarding the terms and conditions contained in the definitive transaction agreement, please see Iteris’ current report on Form 8-K, which will be with the U.S. Securities and Exchange Commission (“SEC”) in relation to this transaction.

Advisors

Morgan Stanley & Co. LLC is acting as financial advisor and Latham & Watkins LLP is acting as legal counsel to Iteris. Goldman Sachs Bank Europe SE, Italian office is acting as financial advisor, King & Spalding LLP, Legance – Avvocati Associati and Linklaters as legal advisors, EY Advisory S.p.A. as accounting and fiscal advisor for Almaviva.

About Iteris, Inc.

Iteris, Inc. is a provider of smart mobility infrastructure management solutions. Iteris’ cloud-enabled solutions help public transportation agencies, municipalities, commercial entities and other transportation infrastructure providers monitor, visualize, and optimize mobility infrastructure to make mobility safe, efficient, and sustainable. As a pioneer in intelligent transportation systems technology, Iteris’ advanced detection sensors, mobility and traffic data, software-as-a-service offerings, and consulting services represent a comprehensive range of mobility infrastructure management solutions that serve customers in the United States and internationally.

For more information, visit Iteris’ website at www.iteris.com.

About Almaviva, S.p.A.

Almaviva, the Italian Group leads the digital innovation field, with a global presence through a network of companies specialized in tech and industry-specific core business processes.

The Almaviva Group designs, implements and manages advanced technological solutions and systems and related logistics structures for companies and public administrations operating in a variety of sectors, including, but not limited to, transport, logistics, agriculture, digital health, defense and security, energy, utilities, financial services, industry, telecommunications and media.

The Group strategic activities include a key role, constantly growing on the international market, in the IT sector applied to the Transportation & Logistics Industry.

From exclusive skills in the railroad field to defining a complete proposal of solutions and services for integrated local public transportation and intermodal logistics, Almaviva creates and manages mission-critical enterprise solutions for the movement of people and goods.

For more information, visit Almaviva’s website at www.almaviva.it

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed merger involving Iteris, Inc. (“Iteris”), Pantheon Merger Sub Inc. (“Merger Subsidiary”), and Almaviva S.p.A (“Parent”). Iteris expects to seek, and intends to file with the SEC a proxy statement and other relevant documents in connection with a special meeting of the Iteris stockholders for purposes of obtaining, stockholder approval of the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of Iteris and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF ITERIS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ITERIS AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Iteris with the SEC at the SEC’s website at www.sec.gov or from Iteris at its website at https://iterisinc.gcs-web.com/financial-information/sec-filings.

Participants in the Solicitation

Iteris and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Iteris’ stockholders in connection with the proposed transaction will be set forth in Iteris’ definitive proxy statement for its stockholder meeting at which the proposed transaction will be submitted for approval by Iteris’ stockholders. You may also find additional information about Iteris’ directors and executive officers in Iteris’ Annual Report on Form 10-K for the fiscal year ended March 31, 2024, which was filed with the SEC on June 13, 2024 and amended on July 29, 2024, Iteris’ Definitive Proxy Statement for its 2023 annual meeting of stockholders, which was filed with the SEC on July 28, 2023, as supplemented by its Definitive Additional Materials for its 2023 annual meeting of stockholders, which was filed with the SEC on August 11, 2023, and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Iteris, Inc. (“Iteris”) or its management is discussing its beliefs, estimates or expectations. Such statements generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” “continues,” “may,” “plan,” “will,” “goal,” or similar expressions. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of our management about future events and are therefore subject to risks and uncertainties, many of which are outside Iteris’ control, which could cause actual results to differ materially from what is contained in such forward-looking statements as a result of various factors, including, without limitation: (1) the inability to consummate the proposed transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Agreement and Plan of Merger, dated as of August 8, 2024 (the “Merger Agreement”), the failure to obtain required regulatory approvals for the proposed transaction or the failure to satisfy the other conditions to the consummation of the proposed transaction; (2) the risk that the Merger Agreement may be terminated in circumstances requiring Iteris to pay a termination fee; (3) the risk that the proposed transaction disrupts Iteris’ current plans and operations or diverts management’s attention from its ongoing business; (4) the effect of the announcement of the proposed transaction on the ability of Iteris to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; (5) the effect of the announcement of the proposed transaction on Iteris’ operating results and business generally; (6) the significant costs, fees and expenses related to the proposed transaction; (7) the risk that Iteris’ stock price may decline significantly if the proposed transaction is not consummated; (8) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the proposed transaction and instituted against Iteris and/or its directors, executive officers or other related persons; (9) other factors that could affect Iteris’ business such as, without limitation, inflationary cost pressure in labor, supply chain, energy, and other expenses, disruptions resulting from deployment of systems, changing market conditions , competition and demand for services, the market acceptance of our products and services, competition, the impact of any current or future litigation, the impact of recent accounting pronouncements, the impacts of ongoing and new supply chain constraints, the status of our facilities and product development, reliance on key personnel, general economic conditions, including rising interest rates, the impact of any current or future volatility or instability in national or international political conditions, any shutdown of the United States federal government, future impacts of COVID-19 or other future pandemics, changes in governmental regulation, personnel or budgetary constraints or policies and political agendas, the availability of project funding or other project budget issues, and operational risks, including cybersecurity incidents; and (10) other risks to consummation of the proposed Merger, including the risk that the proposed Merger will not be consummated within the expected time or at all .

If the proposed transaction is consummated, Iteris’ stockholders will cease to have any equity interest in Iteris and will have no right to participate in its earnings and future growth. These and other factors are identified and described in more detail in Iteris’ Annual Report on Form 10-K for the year ended March 31, 2024 as well as Iteris’ subsequent filings and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on Iteris’ projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, Iteris undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Iteris Contacts

Media & Investor Relations

FGS Global

John Christiansen/Gabriella Coffey/Rob Clayton

Iteris@FGSGlobal.com

Almaviva Contacts

Media & Investor Relations

Luis Bergter/Ilaria De Bernardis

Investor.relations@almaviva.it